Exhibit 99.4

INDEPENDENT AUDITOR’S REPORT

To the shareholders and the Board of Directors of The Solaria Corporation

Opinion

We have audited the consolidated financial statements of The Solaria Corporation and subsidiaries (the “Company”), which comprise the Consolidated Balance Sheets as of December 31, 2021 and 2020, and the related Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit, and Consolidated Statements of Cash Flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced net operating losses from operations and negative cash flows from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

San Francisco, California

February 9, 2023

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2020

(In thousands, except par value and share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,113	$9,802
Accounts receivable, net	6,288	13,318
Inventory, net	16,928	10,448
Prepaid expenses and other current assets	2,053	9,160

Total current assets	34,382	42,728
Restricted cash	4,802	3,747
Operating lease right-of-use assets, net and other noncurrent assets	1,755	2,534
Property and equipment, net	999	4,928

TOTAL ASSETS	$41,938	$53,937

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,489	$4,459
Accrued expenses and other current liabilities	11,713	9,975
Deferred revenue	75	2,070
Notes payable, net	10,912	5,938
Operating lease liability	283	390

Total current liabilities	28,472	22,832
NONCURRENT LIABILITIES:
Redeemable convertible preferred stock warrants liability	4,955	1,725
Operating lease liability, net of current portion	1,674	2,139
Other liabilities, noncurrent	2,341	2,280
Notes payable, net of current portion	41,197	11,171

Total liabilities	78,639	40,147

COMMITMENTS AND CONTINGENCIES (NOTE 14)
MEZZANINE REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock: par value of $0.001 per share; 13,500,285 shares authorized as of December 31, 2021 and 2020; issued and outstanding of 11,147,927 shares and 10,920,447 shares as of December 31, 2021 and 2020, respectively; aggregate liquidation value of $71.7 million and $71.3 million as of December 31, 2021 and 2020, respectively	72,061	71,152

STOCKHOLDERS’ DEFICIT
Common stock; par value $0.001 per share; 27,000,000 shares authorized as of December 31, 2021 and 2020; issued and outstanding of 2,001,357 shares and 1,841,452 shares as of December 31, 2021 and 2020, respectively	521	521
Class B common stock; par value $0.001 per share; 815 shares authorized as of December 31, 2021 and 2020; 815 shares issued and outstanding as of December 31, 2021 and 2020	1	1
Additional paid-in capital	178,309	175,285
Accumulated other comprehensive loss	(55)	(68)
Accumulated deficit	(287,538)	(233,101)

Total stockholders’ deficit	(108,762)	(57,362)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$41,938	$53,937

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(In thousands)

	Years Ended December 31,
	2021	2020
Product revenue, net	$59,763	$48,328
Cost of revenue	61,144	47,950

Gross profit (loss)	(1,381)	378
Operating expenses
Research and engineering	4,345	2,964
Sales and marketing	7,244	7,349
General and administrative	9,789	9,905
Litigation-related costs	5,485	2,311
Impairment and related charges (Note 3)	17,052	395

Total operating expenses	43,915	22,924
Loss from operations	(45,296)	(22,546)
Interest expense	(5,221)	(2,763)
Interest income	6	130
Loss on extinguishment of debt (Note 7)	(5,384)	—
Other income (expense), net	1,458	1,404

Total other expenses, net	(9,141)	(1,229)

Loss before provision for income taxes	(54,437)	(23,775)
Provision for income taxes	—	80

Net loss	(54,437)	(23,855)
OTHER COMPREHENSIVE INCOME (LOSS):
Currency translation adjustment, net of tax effect of $0, for the years ended December 31, 2021 and 2020	13	(68)

Net loss and comprehensive loss	(54,424)	(23,923)
Redeemable convertible preferred stock accretion	21	36

Net loss and comprehensive loss to common stockholders	$(54,403)	$(23,887)

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(In thousands, except number of shares)

								Accumulated Other Comprehensive Loss
										Total Stockholders’
	Redeemable Convertible						Additional Paid-in		Accumulated
	Preferred Stock		Common Stock		Class B Common Stock		Capital		Deficit	Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 29, 2019	10,151,638	$64,193	1,816,452	$521	815	$1	$172,469	$—	$(209,246)	$(36,255)
Exercise of options	—	—	25,000	—	—	—	10	—	—	10
Issuance of Series E-1 redeemable convertible preferred stock	768,809	6,748	—	—	—	—	—	—	—	—
Stock-based compensation	—	175	—	—	—	—	2,842	—	—	2,842
Currency translation adjustment	—	—	—	—	—	—	—	(68)	—	(68)
Redeemable convertible preferred stock accretion	—	36	—	—	—	—	(36)	—	—	(36)
Net loss	—	—	—	—	—	—	—	—	(23,855)	(23,855)

Balance at December 31, 2020	10,920,447	$71,152	1,841,452	$521	815	$1	$175,285	$(68)	$(233,101)	$(57,362)

Exercise of warrants	246,564	762	25,000	—	—	—	2	—	—	2
Exercise of options	—	—	159,583	—	—	—	370	—	—	370
Repurchase of common stock	—	—	(24,678)	—	—	—	—	—	—	—
Rescission of Series E-1 redeemable convertible preferred stock	(19,084)	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	126	—	—	—	—	2,673	—	—	2,673
Currency translation adjustment	—	—	—	—	—	—	—	13	—	13
Redeemable convertible preferred stock accretion	—	21	—	—	—	—	(21)	—	—	(21)
Net loss	—	—	—	—	—	—	—	—	(54,437)	(54,437)

Balance at December 31, 2021	11,147,927	$72,061	2,001,357	$521	815	$1	$178,309	$(55)	$(287,538)	$(108,762)

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31,	December 31,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(54,437)	$(23,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Debt amortization and non-cash interest expense	3,555	2,036
Loss on extinguishment of debt	5,384	—
Stock-based compensation	2,799	3,017
Change in fair value of redeemable convertible preferred stock warrant liability	(358)	(1,085)
Depreciation expense	1,290	451
Allowance for doubtful accounts expense	—	183
Impairment and related charges	17,052	395
Impairment of investment in privately held company	250	—
Noncash operating lease expense	283	336
Forgiveness of Paycheck Protection Plan (PPP) Loan	(1,433)	—
Other	13	135
Changes in operating assets and liabilities:
Accounts receivable, net	7,030	(501)
Inventory, net	(15,168)	2,393
Prepaid expenses and other current assets	2,970	(4,413)
Accounts payable	1,030	(2,189)
Accrued expenses and other current liabilities	(1)	3,216
Deferred revenue	(1,995)	(1,582)
Operating lease liability	(309)	(52)
Other liabilities, noncurrent	60	1,629

Net cash used in operating activities	(31,985)	(19,886)
Cash Flows from Investing Activities
Purchases of property and equipment	(1,827)	(2,935)
Proceeds from sale of property and equipment	248	—

Net cash used in investing activities	(1,579)	(2,935)
Cash Flows from Financing Activities
Proceeds from issuance of notes payable, net	33,415	21,933
Repayment of notes payable, net	(382)	(15,835)
Proceeds from issuance of preferred stock, net	—	6,748
Proceeds from exercise of redeemable convertible preferred stock warrants	512	—
Proceeds from exercise of stock options	372	10

Net cash provided by financing activities	33,917	12,856

Effect of Exchange Rate Changes	13	(67)
Net Change in Cash, Cash Equivalents and Restricted Cash	366	(10,032)
Cash, Cash Equivalents and Restricted Cash, beginning of year	13,549	23,581

Cash, Cash Equivalents and Restricted Cash, end of year	$13,915	$13,549

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31,	December 31,
	2021	2020
Supplemental Cash Flow Information
Taxes paid	$73	$98

Interest paid	$860	$353

Non-Cash Investing and Financing Activities
Preferred stock warrants issued in connection with the 2018 Bridge notes modification	$(731)	$—

Forgiveness of PPP Loan	$(1,433)	$—

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021, AND 2020

(In thousands, except share and per share amounts)

1.	ORGANIZATION

Description of Business

The Solaria Corporation was incorporated as a Delaware corporation on May 5, 2006. The Solaria Corporation (together with its subsidiaries, the “Company” or “Solaria”) designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. The Company operates from its headquarters in Fremont, California.

Liquidity and Going Concern — Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $54.4 million and $23.9 million during the year ended December 31, 2021 and 2020, respectively, and had an accumulated deficit of $287.5 million as of December 31, 2021. The Company had cash and cash equivalents of $9.1 million as of December 31, 2021. Historically, the Company’s activities have been financed through private placements of equity securities and debt. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows and the need to raise additional funding to finance its operations raise substantial doubt about the Company’s ability to continue as a going concern.

As more fully described in Note 17, the Company was acquired by Complete Solar Holding Corporation (“Complete Solar”) in November 2022 and formed Complete Solaria, Inc. (“Complete Solaria”). As a result, the Company became a wholly-owned indirect subsidiary of “Complete Solaria” at that time. Subsequent to the acquisition, the combined company does business as Complete Solaria. The Company’s ability to continue as a going concern is dependent on its and Complete Solaria’s ability to improve profitability and cash flows as well as Complete Solaria’s ability to raise additional funds through debt and/or equity raises. As discussed in Note 17, Complete Solaria’s plan is to seek additional funding through completion of a business combination with Freedom Acquisition Corp. (“Freedom”), a special purpose acquisition corporation (“SPAC”). At this time, Complete Solaria is focused on completing the business combination, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission (“SEC”) and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources.

If Complete Solaria fails to complete this business combination, it plans to continue to fund its operations and capital funding needs through a combination of private equity offerings, debt financings and other sources. If Complete Solaria is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects.

While Complete Solaria and Solaria have historically been able to raise multiple rounds of financing, there can be no assurance that in the event additional financing is required, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve their intended business objectives.

Therefore, there is substantial doubt about Solaria’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming Solaria will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Solaria Australia Pty. Ltd and TSC PowerHome BVd PLV Inc. All intercompany balances and transactions have been eliminated in consolidation.

The Company had 52 or 53 week fiscal year that ended on the Sunday nearest to December 31 of each year. Beginning 2020 the Company changed the fiscal year end to calendar year end.

Significant Risks and Uncertainties — The Company is subject to a number of risks that are similar to those which other companies of similar size in its industry are facing, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operations, competition from substitute products and services from larger companies, ability to develop sales channels and to onboard channel partners, as defined, protection of proprietary technology, patent litigation, dependence on key customers, dependence on key individuals, and risks associated with changes in information technology.

In March 2020, the World Health Organization declared the outbreak of a novel corona virus as a pandemic. The pandemic has reached every region of the world and has resulted in widespread impacts on the global economy. In response, the Company has modified certain business and workforce practices (including discontinuing non-essential business travel, implementing a temporary work-from-home policy for employees who can execute their work remotely and encouraging employees to adhere to local and regional social distancing guidelines, more stringent hygiene and cleaning protocols across the Company’s facilities and operations and self-quarantining recommendations) to conform to restrictions and best practices encouraged by governmental and regulatory authorities.

The quarantine of personnel or the inability to access the Company’s facilities or customer sites could adversely affect the Company’s operations. As of the date of this report, the Company’s efforts to respond to the challenges presented by the conditions described above have allowed the Company to minimize the impacts of these challenges to its business.

Use of Estimates—The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expense during the reporting period. Such estimates include warranty cost, allowances for doubtful accounts, determination of the net realizable value of inventory, determination of the useful lives of property and equipment, assessment of the recoverability and fair values of property and equipment, valuation of deferred tax assets and liabilities, estimation of other accruals and reserves, determination of the fair value of debt, redeemable convertible preferred stock, common stock, simple agreements for future equity, stock option and restricted stock grants, and redeemable convertible preferred stock and common stock warrants. Management evaluates its estimates and assumptions on an ongoing basis using historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Foreign Currency—The Company’s reporting currency is the US dollar. The functional currency for each of the Company’s foreign subsidiaries is the local currency, as it is the monetary unit of account of the principal economic environments in which the Company’s foreign subsidiaries operate. Assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at the average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollar financial statements is accounted for as a foreign currency cumulative translation adjustment and is reported as a component of accumulated other comprehensive loss. Foreign currency transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are recognized in Other Income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Comprehensive Loss—Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. Other comprehensive income (loss), net is defined as revenue, expenses, gains, and losses that under US GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign entities and is reported net of tax effects.

Cash and Cash Equivalents— The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2021 and 2020, cash and cash equivalents consist primarily of checking and savings deposits.

Restricted Cash— The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash consists of $4.8 million and $3.7 million deposited in money market account, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements as of December 31, 2021 and 2020, respectively. The Company has presented these balances under noncurrent assets in the consolidated balance sheets.

Total cash, cash equivalents and restricted cash is presented in the table below (in thousands):

	As of December 31,
	2021	2020
Cash and cash equivalents	$9,113	$9,802
Restricted cash	4,802	3,747

Total cash, cash equivalents and restricted cash	$13,915	$13,549

Accounts Receivable, net— Accounts receivable are recorded at invoiced amounts less allowances for bad debts that management believes will be adequate to absorb estimated losses on existing balances, or net realizable value. On a periodic basis, management evaluates accounts receivable and determines whether to record an allowance, or whether any account balances should be written off based on past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon payment terms. The Company generally does not require any security or collateral to support its accounts receivable. For the year ended December 31, 2021, accounts receivable write-offs and bad debt expense were zero. For the year ended December 31, 2020 accounts receivable write-offs were $0.1 million and bad debt expense was $0.2 million, respectively. As of December 31, 2021 and 2020, the allowance for doubtful accounts was $0.6 million. The Company did not record any impairment losses on accounts receivable in fiscal years 2020 and 2021.

Simple Agreement for Future Equity notes— The Company’s Simple Agreement for Future Equity notes (“SAFE”) are financial instruments whereby an investor provides an investment into the Company, and the note is subsequently converted into a preferred equity security at a discount to the price paid by other investors when and if preferred equity is issued through a qualifying capital raise. The SAFE notes are classified as liabilities as of December 31, 2021 and 2020 and key terms of such notes are described in Note 7.

The Company elected the fair value option for SAFE financial instruments, which requires these to be remeasured to fair value each reporting period with changes in fair value recorded in Other Income (expense), net in the Consolidated Statements of Operations and Other Comprehensive Loss, except for changes in fair value that result from a change in the instrument specific credit risk which are presented separately within other comprehensive income (loss). The fair value estimate includes significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The decision to elect the fair value option is made on an instrument-by-instrument basis on the date the instrument is initially recognized, is applied to the entire instrument, and is irrevocable once elected. As a result of applying the fair value option, direct costs and fees related to issuance of SAFE were expensed as incurred.

As more fully described in Note 17, post consummation of the merger in November 2022, all SAFE notes were assumed by Complete Solar.

Fair Value Measurements— As more fully described in Note 7, the Company follows ASC 820, Fair Value Measurements, which establishes a common definition of fair value to be applied when U.S. GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosure about such fair value measurements. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value accounting is applied to all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Concentration of Credit Risk— Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Concentration risk for cash and cash equivalents is mitigated by banking with a creditworthy financial institution. At times, cash deposits have exceeded the federally insurable limit; however, the Company has not experienced any losses on its cash deposits and cash equivalents since inception. The Company generally does not require collateral or other security to support its accounts receivable. Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts as appropriate.

The Company had one major customer for the years ended December 31, 2021, and 2020, respectively. Major customers are defined as customers generating revenue greater than 10% of the Company’s revenue. Revenue from the major customer accounted for 69% and 58% of revenue for the years ended December 31, 2021, and 2020, respectively. Accounts receivable from the major customer totaled $3.6 million and $9.2 million as of December 31, 2021, and 2020, respectively.

For the year ended December 31, 2021, three suppliers represented 56% of the Company’s inventory purchases. For the year ended December 31, 2020, three suppliers represented 41% of the Company’s inventory purchases.

Inventory, net— Inventory, net consist of raw materials, work-in-progress, and finished goods, stated at the lower of actual cost (which approximates first-in, first-out basis) or net realizable value. The determination of net realizable value involves numerous judgments, including estimated future demand and selling prices. Inventory that is obsolete, in excess of the Company’s forecasted demand or is anticipated to be sold at a loss is written down to its estimated realizable value based on product life cycle, development plans, expected demand or quality issues.

Property and Equipment, net— Property and equipment, net is stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives. Equipment purchased but not yet placed into service is classified as construction in progress and is not depreciated until it is placed in service. Upon retirement or sale, costs and related accumulated depreciation are removed from the balance sheets and the resulting gain or loss is included in operating expense in the Consolidated Statements of Operations and Comprehensive Loss. Maintenance and repairs costs are charged to operations as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of those assets, ranging from three years to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

Investment in Privately Held Company— In June 2015, the Company invested $0.3 million in a privately held company and accounted for such investment using the cost method. As of December 31, 2020, this investment is included in other noncurrent assets in the consolidated Balance Sheet. The Company monitors the investment for impairment and makes appropriate reductions in carrying value if the Company determines that an impairment charge is required based primarily on the financial condition and near-term prospects of the investee. In December 2021, the Company determined the investment carrying value to be fully impaired and recorded a $0.3 million expense to Other Income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Impairment of Long-Lived Assets— The Company periodically evaluates the carrying value of long-lived assets to be held and used when indicators of impairment exist. The carrying value of a long-lived asset to be held and used is considered impaired when the estimated separately identifiable undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. As discussed in Note 3, in December 2021, the Company recorded a write-down of assets associated with its Solar Park contract manufacturer in Korea. Equipment with a net carrying value of $4.2 million was fully written off as part of the Solar Park write-down. In addition, as discussed in Note 5, in March of 2020, the Company recorded an impairment charge of $0.4 million related to the abandonment of certain manufacturing equipment which was no longer expected to be completed. No other significant impairment charges have been recorded in the periods presented.

Commitments and Contingencies— The Company is and may become involved in various legal proceedings arising from its business activities. While management is not aware of any litigation matter that in and of itself would have a material adverse impact on the Company’s consolidated results of operations, cash flows or financial position, litigation is inherently unpredictable, and depending on the nature and timing of a proceeding, an unfavorable resolution could materially affect the Company’s future consolidated results of operations, cash flows or financial position in a particular period. The Company assesses contingencies to determine the degree of probability and range of possible loss for potential accrual or disclosure in the Company’s consolidated financial statements.

An estimated loss contingency is accrued in the Company’s consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. When evaluating contingencies, the Company may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matters. In addition, damage amounts claimed in litigation against the Company may be unsupported, exaggerated or unrelated to reasonably possible outcomes, and as such are not meaningful indicators of the Company’s potential liability.

Revenue Recognition— In May 2014, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance, Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers that supersedes nearly all U.S. GAAP on revenue recognition and eliminates legacy industry-specific guidance. Since its issuance, the FASB has issued several amendments to ASC 606. The Company adopted ASC 606 on January 1, 2018, using the modified retrospective method.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements with customers:

•	Identify the contract with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue as performance obligations are satisfied.

ASC 606 provides a unified model in determining when and how revenue is recognized with the core principle that revenue should be recognized when a customer obtains control of the promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company generates revenues from the sale of silicon photovoltaic solar panels and licensing of the Company’s technology to third parties.

The Company contracts with customers under non-cancellable arrangements. While customers, including distributors, may cancel master purchase agreements for convenience at any time, customers may not cancel or modify purchase orders placed under the terms of such master purchase agreements after 4 weeks from the scheduled delivery date. Each purchase order is therefore a contract with the customer, i.e., the purchase of a quantity of any given, single product; further, purchase orders do not commit the customer to purchase any further volumes over time. Contract modifications do not carry revenue recognition implications as no revenue is recognized until control over products, or intellectual property, as applicable, has transferred to the customer.

The Company’s contracts with customers consist of a single performance obligation as the Company has no practice of selling products and licensing its intellectual property under the same arrangement. Products and licensed intellectual property are distinct performance obligations. Customers can benefit from the panels and intellectual property on their own – the panels and intellectual property can be used on their own, and the panels do not require integration with other offerings, do not modify or customize (or are being modified or customized by) other offerings, and are not highly interrelated or interdependent with other offerings. Similarly, no purchase of panels is required for the customer to be able to use the intellectual property as intended, and updates, if any, to the intellectual property being licensed are not critical to the customer’s ability to derive the intended benefits from such licensing arrangement over the licensing term. The Company does not offer extended warranty for customers to purchase, nor does the Company sell any services related to the panels. Further, while customers do have the option to purchase additional quantities of any given products, such options do not grant material rights to the customer as all such options are priced similarly to the upfront transaction and the pricing of each purchase order is highly variable.

The transaction price is determined based on the total consideration specified in the contract, including variable consideration. Variable consideration consists of a variety of incentives, such as volume-based rebates and price protection. The Company uses the expected-value method to estimate variable consideration, which results in a reduction of the transaction price.

The pricing of each purchase order is separately negotiated and is reflective of management’s pricing objectives in agreeing to honor such purchase order once agreed to. No reallocation of the transaction price is generally required as contracts with customers typically include a single performance obligation.

The Company recognizes revenue from sales of products as control is transferred to the customer, generally upon delivery to the customer’s premises as customers do not have rights of return and the Company does not have significant obligations post shipment. In instances where the price of a licensing arrangement is fixed at arrangement inception, license revenue is recognized at the time control over the related intellectual property has transferred to the customer. In instances where the pricing of a licensing arrangement is royalty-based, revenue is recognized based on estimates of the licensee’s estimated use of the licensed intellectual property in the period of reference, with a true up being recorded as actual use becomes known based on royalty reports received from the licensee.

Revenue is recognized net of sales taxes charged to customers. The Company accounts for shipping and handling costs as fulfillment costs.

Capitalized Contract Acquisition Costs and Fulfillment Cost— Contract acquisition costs primarily consist of commissions that the Company incurs to obtain a contract with a customer. These costs are incremental (i.e., no commissions are due and payable unless a contract is entered into with a customer) and recoverable. However, as the period from fulfillment of the performance obligation to rights to payment does not exceed a year, commission, costs, as permitted by the practical expedient, are expensed upon control of the product transferring to the customer, generally upon delivery because based on the above, these costs do not benefit future periods.

Cost of Revenue— Cost of revenue consists primarily of direct production costs, including labor, materials, and subcontractor costs, indirect labor and overhead costs related to manufacturing activities; depreciation of production equipment, and allocated facilities costs.

Shipping and Handling— The Company considers shipping and handling to represent activities performed in fulfilling the contract with the customer. When shipping is charged to the customer, the Company nets such charges against actual shipping costs incurred. Taxes imposed by governmental authorities on the Company’s revenue producing activities, such as sales taxes, are excluded from net sales.

Warranty Cost— The Company warrants that its products will operate substantially in conformity with published product specifications, generally for a period of twenty-five years. The Company does not sell extended warranty coverage. The warranties provide the purchaser with protection in the event of defect or failure to perform as warranted. In fiscal year 2020, the Company changed its warranty accrual calculation methodology from a revenue-based methodology to a cost of goods sold-based methodology. Management concluded that the impact of such change in the period of change and in all periods prior to such change was de minimis and therefore reflected the impact of the change in the period the change was effected. Therefore, all periods presented are materially consistent. The Company accrues the estimated cost of warranties in the period the related revenue is recognized based on historical and projected warranty claim rates, historical and projected cost per claim, and knowledge of specific product failures outside the Company’s typical experience. Estimated warranty obligations as of December 31, 2021 and 2020 were $1.7 million and $1.2 million, respectively, and are included in Accrued expenses and other current liabilities in the consolidated balance sheets.

The following table is a roll forward of warranty cost as of December 31, 2021, and 2020 (in thousands):

	As of December 31,
	2021	2020
Beginning balance	$1,248	$929
Warranty settlements	(135)	(224)
Additions to warranty accrual	625	543

Ending balance	$1,738	$1,248

Warranty cost, current	$87	$62
Warranty cost, noncurrent	1,651	1,186

Total warranty cost	$1,738	$1,248

Research and Engineering— Research and engineering costs that do not meet the criteria for capitalization are expensed as incurred. Research and engineering costs primarily consist of compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services.

Sales and Marketing— Sales and marketing costs are charged to expense as incurred. The Company incurred advertising costs amounting to $0.6 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

General and Administrative— General and administrative expenses primarily consist of employee compensation, including stock-based compensation and benefits for the Company’s finance, human resources, legal, and general management functions as well as facilities and professional services.

Litigation-Related Costs – primarily consist of legal costs incurred in connection with the Company’s patent infringement claims against Canadian Solar, Inc (“Canadian Solar”) filed by Solaria in March 2020 in the Federal District Court for the Northern District of California and in the United States International Trade Commission (ITC) and related to Solaria’s proprietary shingled solar module technology. An initial determination in favor of the Company by the Chief Administrative Law Judge of the United States International Trade Commission was reached in October 2021. ln June 2022, the Company announced that it has settled its patents infringement claims and would terminate the litigation against Canadian Solar in return for Canadian Solar ceasing its importation of shingled solar panels into the United States for seven years.

Stock-Based Compensation— The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”).

The Company grants stock options to its employees, directors and consultants for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. All stock-based payments to employees and non-employees, including grants of stock options, are recognized in the consolidated financial statements based on their respective grant date fair values.

The Company estimates the fair value of stock-based payments on the date of grant using the Black-Sholes-Merton option pricing model. The model requires management to make a number of assumptions, including the expected volatility of the Company’s stock, the expected life of the option, the risk-free interest rate, expected dividends, and forfeiture rates. The fair value of the stock options, adjusted for forfeitures, is expensed over the related service period which is typically the vesting period.

Redeemable Convertible Preferred Stock Warrants— The Company accounts for the outstanding warrants exercisable into shares of the Company’s redeemable convertible preferred stock in accordance with FASB Accounting Standards Codification (ASC) Topic 480, Distinguishing Liabilities from Equity. Under Topic 480, the Company is required to classify certain warrants to purchase shares of stock as liabilities and adjust the warrant instruments to fair value at each reporting period. At the end of each reporting period, changes in fair value during the period are recognized as a component of Other Income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss. The Company will continue to adjust the preferred stock warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time the warrant liability will be reclassified to additional paid-in capital.

Income Taxes— The Company accounts for income taxes using the asset and liability method as described in ASC 740, Income Taxes. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in the Consolidated Statements of Operations and Comprehensive Loss in the period that includes the enactment date. Deferred income taxes are netted and classified as a noncurrent asset or liability on the consolidated balance sheets.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As more fully discussed in Note 12, as of December 31, 2021 and 2020 the Company had fully reserved its deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than

50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Leases— The Company early adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as amended (“ASC 842”) effective January 1, 2018 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application. ASC 842 requires all lessees to recognize most leases on their balance sheets as lease right-of-use (“ROU”) assets with corresponding lease liabilities.

Operating lease right-of-use assets and operating lease liabilities are recognized at the present value of the future lease payments, generally for the base lease term, at the lease commencement date for each lease. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in most of the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate that the Company would pay to borrow on a collateralized basis with similar terms and payments as the lease, and in economic environments where the leased asset is located.

Operating lease right-of-use assets also include any prepaid lease payments and lease incentives. The Company’s lease agreements generally contain lease and non-lease components. Non-lease components, which primarily include payments for maintenance and utilities, are combined with lease payments and accounted for as a single lease component. The Company includes the fixed non-lease components in the determination of the right-of-use assets and operating lease liabilities. The Company records the amortization of the right-of-use asset and the accretion of lease liability as rent expense included in general and administrative, cost of revenue, research and engineering and sales and marketing in the consolidated statement of operations and comprehensive loss. The Company did not identify any finance leases at December 31, 2021 and 2020.

When lease agreements provide allowances for leasehold improvements, the Company assesses whether it is the owner of the leasehold improvements for accounting purposes. When the Company concludes that it is the owner, the Company capitalizes the leasehold improvement assets and recognizes the related depreciation expense on a straight-line basis over the lesser of the lease term or the estimated useful life of the asset. Additionally, the Company recognizes the amounts of allowances to be received from the lessor as a reduction of the lease liability and the associated right-of-use asset. When the Company concludes that it is not the owner, the payments that the Company makes towards the leasehold improvements are accounted as a component of the lease payments.

Accounting Pronouncements Recently Adopted — In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (350-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement. This guidance evaluated such costs for capitalization using the same criteria as for internal-use software development costs, with amortization expense being recorded in the same income statement expense line as the hosted service costs and over the expected term of the hosting arrangement. This ASU is effective for the Company on January 1, 2021. The adoption of this ASU on January 1, 2021 did not have a material impact to the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will no longer be available. ASU 2020-06 is effective for interim and annual reporting periods beginning after December 15, 2023, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal year. The Company adopted the new standard on January 1, 2022 under the modified retrospective approach resulting in a cumulative catch-up adjustment of $1.1 million to accumulated deficit and additional paid-in capital as of the date of adoption related to the beneficial conversion feature related to the 2018 Bridge Notes as discussed in Note 7.

Recent Accounting Pronouncements Not Yet Adopted

The Company currently qualifies as an EGC under the JOBS Act. Accordingly, the Company has the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. Topic 326 adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022 with early adoption permitted. The Company does not expect to early adopt the new standard. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022. Most amendments within this accounting standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted ASU 2019-12 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

3.	SOLAR PARK RELATED COSTS

In December 2021 the Company determined that it would no longer utilize Solar Park Korea Co., Ltd. (“Solar Park”), a contract manufacturer, for production of solar panels. Solar Park was experiencing serious financial issues during the fourth quarter of 2021.

As of December 31, 2021, the Company evaluated the relevant facts and circumstances, determined that substantially all Company assets associated with Solar Park were at risk. Accordingly, the Company wrote off the full carrying value of the assets described below Solar Park as a component of operating expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2021 (in thousands):

Description	Amount
Inventory and related advances write-down	$9,123
Equipment and related advances write-down	7,928

Total	$17,052

These amounts include inventory of $8.7 million, inventory-related advances of $0.4 million, equipment of $4.2 million and equipment-related advances of $3.7 million. The Company utilized inventory held outside of Solar Park to facilitate its transition to a new provider during fiscal year 2022.

As discussed in Notes 14 and 17, in June 2022, the Company filed a notice of arbitration with the Singapore International Arbitration Centre (“SIAC”) seeking approximately $47.0 million in damages against Solar Park in connection with the write-downs described above and other costs related to the loss of Solar Park’s production and transition to a new provider. Solar Park filed a response with SIAC in June 2022 asserting damages of approximately $30.0 million against the Company. The arbitration hearing, is expected to occur during the first half of 2024.

4.	REVENUE

The Company generates revenues from the sale of silicon photovoltaic solar panels and licensing of the Company’s technology to third parties.

Product Sales— The Company recognizes revenue from sales of products as control is transferred to customers, which generally occurs upon delivery to the customer’s premises. Other than standard warranty obligations, there are no rights of return or significant post-shipment obligations with respect to the Company’s products. Contracts with customers consist of a single performance obligation, hence the entire transaction price is allocated to this single performance obligation. In determining the transaction price in contracts with customers, the Company reduces revenue for the estimated costs of customer and distributor programs and incentive offerings such as price protection and rebates. Any provision for customer and distributor programs and other discounts is recorded as a reduction of revenue at the time of sale based on an evaluation of the contract terms and historical experience.

License Revenue — The Company derives revenue from the licensing of the Company’s technology to third parties. Revenue from functional IP licensing arrangements is recognized at a point in time when control over the licensed technology is transferred to the customer. License fees, i.e., royalties, that are not fixed at contract inception are recognized over time upon occurrence of the later of the subsequent technology sale or usage, or satisfaction of the performance obligation to which some or all of the usage-based royalty relates. The Company recorded license revenue amounting to $0.03 million and $0.2 million for the years ended December 31, 2021, and 2020, respectively, which is included under product revenue, net in the Consolidated Statements of Operations and Comprehensive Loss.

Disaggregated revenue by primary geographical market and business activity are as follows (in thousands):

	Years Ended December 31,
	2021	2020
Primary geographical markets
U.S.	$56,577	$46,158
International	3,186	2,170

Total	$59,763	$48,328

Product sales	$59,737	$48,098
Royalty	26	230

Total revenue	$59,763	$48,328

Contract Balances — Contract liabilities consist of deferred revenue or customer deposits and relate to amounts invoiced to or advance consideration received from customers, which precede the Company’s satisfaction of the associated performance obligation(s).

The following table is a roll forward of deferred revenue balances as of December 31, 2021, and 2020 (in thousands):

	Years Ended December 31,
	2021	2020
Deferred revenue—beginning balance	$2,070	$2,246
Additions	1,494	5,624
Revenue recognized	(3,489)	(5,800)

Deferred revenue—ending balance	$75	$2,070

As of December 31, 2021, and 2020, the Company’s deferred revenue is expected to be recognized during the succeeding 12-month period and is therefore presented as deferred revenue, current, in the consolidated balance sheets.

5.	FINANCIAL STATEMENT COMPONENTS

Inventories, Net—The components of inventories as of December 31, 2021 and 2020, respectively, were as follows (in thousands):

	As of December 31,
	2021	2020
Finished goods	$16,928	$5,029
Work in progress	—	1,712
Raw materials	—	3,707

Total inventory, net	$16,928	$10,448

As of December 31, 2021 and 2020 reserves for inventory obsolescence were $0.1 million and $0.2 million, respectively.

As more fully discussed in Note 3, in December 2021, the Company wrote off approximately $8.7 million of inventory which is held at the Solar Park contract manufacturer’s site in Korea and is not expected to be recoverable.

Property and Equipment, net— Property and equipment, net as of December 31, 2021 and 2020, consist of the following (in thousands):

	As of December 31,
	2021	2020
Manufacturing equipment	$3,195	$7,316
Leasehold improvement	864	1,080
Furniture, fixtures and office equipment	66	100

	$4,125	$8,496
Less: Accumulated depreciation	(3,126)	(3,568)

Total property and equipment, net	$999	$4,928

Total depreciation expense for the years ended December 31, 2021, and 2020 was $1.3 million and $0.5 million, respectively.

In addition, in March of 2020, the Company recorded an impairment charge of $0.4 million related to the abandonment of certain manufacturing equipment which was no longer expected to be completed. These assets were previously included as a component of Construction in Progress within Property and Equipment. The write-down was included in the Consolidated Statement of Operations and Comprehensive Loss as Impairment and Related Charges.

As more fully discussed in Note 3, the Company wrote off approximately $4.2 million net carrying value of manufacturing equipment which is held at the Solar Park contract manufacturer’s site in Korea and is not expected to be recoverable.

Accrued Expenses and Other Current Liabilities— Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31,
	2021	2020
Accrued purchases	$2,657	$1,400
Accrued rebates and credits	1,967	2,313
Warranty cost, current	87	62
Other taxes payable	1,053	2,275
Customer deposits	773	452
Accrued payroll	784	1,099
Current portion of amount payable to a vendor (Note 14)	1,699	1,252
SCI Term Loan and Revolving Loan amendment fees (Note 7)	1,700	—
Other accrued liabilities	993	1,122

Total accrued expenses and other current liabilities	$11,713	$9,975

Other income (expense), net

Other income (expense), net consists of the following (in thousands):

	Years Ended December 31,
	2021	2020
Forgiveness of Paycheck Protection Program Loan (Note 7)	$1,433	$—
Change in fair value of redeemable convertible preferred stock warrant liability (Note 8)	358	1,085
Write-off of Investment in Privately Held Company	(250)	—
Others	(83)	319

Total other income (expense), net	$1,458	$1,404

6.	LEASES

Operating Leases— In April 2018, the Company entered into a 56-month lease agreement for an office space in Oakland, California for $0.8 million in total payments. Effective June 2021, the Company terminated the lease agreement and agreed to settle the unpaid rent and related legal costs for $0.3 million. As a result, the Company derecognized the Oakland right-of use asset and corresponding lease liability and recognized a loss of $0.01 million as Other Income (Expense), net in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2021.

In November 2019, the Company entered an 84-month lease for office and manufacturing space in Fremont, California (“Fremont facility”) for $3.3 million in total payment. The Company has an option to renew the lease for five years. Lease renewals are not assumed in the determination of the lease term until the exercise of the renewals are deemed to be reasonably certain.

Operating lease right of use assets and lease liability as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Operating lease right-of-use assets, net	$1,642	$2,156

Lease liabilities:
Current	$283	$390
Noncurrent	1,674	2,139

Total lease liabilities	$1,957	$2,529

For the years ended December 31, 2021 and 2020, the Company incurred operating leases expenses of $0.7 million and $0.8 million, respectively, which is included in research and engineering, sale and marketing and general and administrative expenses in the consolidated statement of operations and comprehensive loss.

Supplemental cash flow information and non-cash activity related to the Company’s operating leases for the years ended December 31, 2021 and 2020, respectively, were as follows (in thousands):

	As of December 31,
	2021	2020
Cash payments included in the measurement of operating lease liability – operating cash flows	$991	$441

As of December 31, 2021, future minimum lease payments under the noncancellable lease agreements are as follows (in thousands):

Future Operating Lease Payments	Amount
2022	$512
2023	528
2024	548
2025	559
Thereafter	477

Reasonably certain future lease payments	2,624
Less imputed interest	(667)

Total operating lease liability	1,957
Less current portion	283

Operating lease liability, noncurrent	$1,674

	As of December 31,
	2021	2020
Weighted-average remaining lease term	4.4 Years	5.3 Years
Weighted-average lease discount rate	12.75%	12.75%

As of December 31, 2021 and 2020, the discount rate of 12.75% for the operating lease was determined based on recent debt financing transaction.

7.	NOTES PAYABLE, NET

Notes payable, net consists of the following (in thousands):

	As of December 31,
	2021	2020
2018 Bridge Notes	$7,076	$4,422
Payroll Protection Program Loan	1,414	1,433
Simple Agreement for Future Equity Note	34,001	2,000
Term and Revolver Loan	9,618	9,254

Total notes payable, net	52,109	17,109
Less current portion	(10,912)	(5,938)

Notes payable, net of current portion	$41,197	$11,171

2018 Bridge Notes

In December 2018, the Company issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes are secured by substantially all of the Company’s assets.

In connection with the 2018 Notes, the Company originally issued warrants to purchase 486,240 shares of its common stock at $0.01 per share. The warrants, which were exercisable upon issuance, expire in December 2023. At issuance, the Company determined the relative fair value of the warrants to be $1.1 million. The Company recorded the fair value of the warrant as a debt discount within additional paid-in capital. After allocating $1.1 million to the warrant, the fair value of preferred stock in which the notes could be converted exceeded the carrying value of the notes. As such the conversion feature under the notes was considered a beneficial conversion feature which was treated as debt discount and amortized to interest expense using the effective interest rate method. The Company recorded an additional $1.1 million discount to the notes within additional paid-in capital.

In December 2021, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2021 to December 13, 2022. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 110% of the principal and accrued interest at the time of repayment. Additionally, the Company issued warrants to purchase 196,462 shares of Series E-1 redeemable convertible preferred stock (“Series E-1 warrants”) at $4.59 per share in connection with the amendment. The warrants were exercisable immediately and expire on December 13, 2031. Upon issuance, the Company determined the fair value of the warrants to be $0.7 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.42%; contractual life of 10 years; and expected volatility of 54.4%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. At December 31, 2021, all of the warrants issued remain outstanding.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the 2018 Notes on the date of modification, the modification was accounted for prospectively. Additionally, the Company recorded the fair value of the Series E-1 warrants as a reduction of Notes payable, net of discounts to the restructured notes on the date of modification. The debt discount and incremental repayment premium are being amortized to interest expense using the effective interest rate method.

The net carrying value of 2018 Bridge Notes was as below (in thousands):

	As of December 31,
	2021	2020
Principal	$7,777	$5,555
Less: unamortized debt discount	(701)	(1,133)

Net carrying value	7,076	4,422
Less: current portion	(7,076)	(4,422)

Total noncurrent portion	$—	$—

The following table sets forth the total interest expense recognized related to the 2018 Bridge Notes (in thousands):

	As of December 31,
	2021	2020
Amortization of debt discount	$1,160	$643
Contractual interest expense	2,223	1,335

Total interest expense	$3,383	$1,978

Effective interest rate of the liability component	32.6%	32.6%

Paycheck Protection Program Loan

In May 2020, the Company entered into an unsecured promissory note under the Payroll Protection Program (“PPP Loan”), with a bank under the PPP administered by the United States Small Business Administration (“SBA”) and authorized by the Keeping American Workers Employed and Paid Act, which is part of the CARES Act, enacted on March 27, 2020. The PPP Loan may be prepaid, in full or in part, at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, the Company can apply for, and be granted, forgiveness for all or a portion of the PPP Loan. The principal amount of the PPP Loan is $1.4 million. The PPP Loan is non-interest bearing and has a maturity date of less than a year. The PPP Loan was forgiven in full in March 2021 and as a result gain on forgiveness of debt of $1.4 million is recorded within Other income (expense), net in the Company’s Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021.

In February 2021, the Company obtained a PPP Loan with a principal amount of $1.4 million. The PPP Loan bears interest at less than 1% per annum and has a maturity date of less than one year. The PPP Loan principal and accrued interest was forgiven in full in January 2022.

Simple Agreement for Future Equity Notes

The Company entered into various interest free unsecured SAFE notes agreements and raised $32.0 million in fiscal 2021 and $2.0 million in fiscal 2020. The number of shares to be issued upon conversion of the SAFE notes are subject to the following:

Equity Financing – In the event of certain equity financing before the termination of the SAFE note, on the initial closing of such equity financing, the SAFE note will automatically convert into the number of shares of SAFE preferred stock in accordance with the terms of the SAFE agreement. In the event of certain other financing before the termination of the SAFE note, the investor may elect to convert the SAFE note into preferred stock equal based on the terms of the SAFE agreement.

Public Offering – If there is an Initial Public Offering (“IPO”) before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive the number of shares of common stock according to the terms of the SAFE agreement.

Change of Control – If there is a Change of Control before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive a portion of proceeds according to the terms of the SAFE agreement.

Dissolution Event – If there is a Dissolution Event before the termination of the SAFE note, the investor will automatically be entitled to receive a portion of proceeds according to the terms of the SAFE agreement.

Valuation Caps – the SAFE notes are subject to a valuation cap. The valuation cap is $190.0 million for each of 33 notes with aggregate principal of $30.0 million. Two notes with principal balance of $2.0 million each have valuation caps of $219.1 million and $221.1 million, respectively.

The Company elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as Other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss until the notes are converted or settled.

The estimated fair values of SAFE notes approximated the face value and is considered a Level 3 fair value measurement.

Term and Revolver Loan

In October 2020, the Company entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing.

The Term Loan has a term of thirty-six months, equal monthly payments of principal beginning November 2021 until the end of the term and an annual interest rate of 9.25% or Prime rate plus 6%, whichever is higher. The Revolving Loan also has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial covenants”) over the term of each of the Term Loan and Revolving Loan.

In October 2020, the Company recorded debt issuance costs discount totaling $0.8 million related to the Original agreement. The total debt issuance costs and discount is being amortized to interest expense using the effective interest method.

In February 2021, the Company entered into an Amended and Restated Loan and Security Agreement as a First Amendment to the Original Agreement (“First Amendment”) to revise certain financial covenants within the Original Agreement.

In July 2021, the Company entered into an amendment to the Original Agreement (“Second Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment changes were made to the financial covenants. The Company incurred $1.2 million in amendment fee related to the Second Amendment which was recognized as loss on extinguishment of debt discussed below.

In connection with the Second Amendment, the Company issued E-1 Warrants to purchase 305,342 shares of Series E-1 redeemable convertible preferred stock (“SCI Series E-1 warrants”) at $4.59 per share. The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. The SCI Series E-1 Warrants are scheduled to expire on July 30, 2031. Upon issuance, the Company determined the fair value of the warrants to be $1.2 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 10 years; and expected volatility of 55.7%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company.

The Company concluded that the modification to the terms of the Second Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $3.0 million in the Consolidated Statements of Operations and Comprehensive Loss in July 2021 which included the fair value of SCI Series E-1 warrants of $1.2 million issued in connection with the modification and $1.2 million amendment fee.

In December 2021, the Company entered into an amendment to the Original Agreement (“Third Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original agreement. As a result of this amendment changes were made to the financial covenants. The Company incurred $0.5 million in amendment fee related to the Third Amendment and also paid default interest amounting to $0.3 million for the period April 2021 through November 2021. In connection with the Third Amendment, the Company further amended the exercise price of the Series D-1 Preferred Stock Warrants to $2.17 per share and also amended the number of warrants. As of the date of the Amendment, the Company determined the fair value of the amended Series D-1 Preferred Stock warrants to be $2.9 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.35%; contractual life of 6 years; and expected volatility of 57.7%.

Additionally, the Company amended the exercise price of the Series E-1 Preferred Stock Warrants to $2.29 per share. As of the date of the Amendment, the Company determined the fair value of the amended Series E-1 Preferred Stock warrants to be $1.3 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 9.6 years; and expected volatility of 57.6%.

The Company concluded that the modification to the terms of the Third Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $2.4 million in the Consolidated Statements of Operations and Comprehensive Loss in December 2021 which included the incremental fair value of the Series D-1 warrants of $1.7 million and incremental fair value of the Series E-1 warrants of $0.2 million relating to the modification.

The Term Loan and Revolving Loan consisted of the following (in thousands):

	As of December 31,
	2021	2020
Principal	$9,618	$10,000
Less: unamortized debt discount	—	(746)

Net carrying value	9,618	9,254
Less: current portion	(2,421)	(83)

Total noncurrent portion	$7,197	$9,171

The following table sets forth the total interest expense recognized related to the SCI term Loan and revolving Loan (in thousands):

	As of December 31,
	2021	2020
Amortization of debt discount	$170	$49
Contractual interest expense	860	151

Total interest expense	$1,030	$200

The scheduled maturities of the SCI term loan and revolving loan, at December 31, 2021 are as follows (in thousands):

Year	Amount
2022	$2,421
2023	7,197

Total term and revolver loan	$9,618

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANTS

In 2010, in connection with a loan agreement, the Company issued a warrant to purchase 211,270 shares of Series A-1 preferred stock at an exercise price of $1.52 per share. These warrants were exercised in March 2021.

In connection with the Series B-1 preferred stock financing in February 2015, the Company amended certain previously outstanding common stock warrants into a warrant to purchase 35,294 shares of Series B-1 at an exercise price of $5.40 per share. These warrants were exercised in March 2021.

In 2017, in connection with a Loan and Security Agreement with Structural Capital Investments II, LP and El Dorado Investment Company, the Company issued warrants to purchase 147,551 shares of Series C-1 at an exercise price of $8.66 per share. In 2018, in connection with a second amendment to Loan and Security Agreement and the cancellation of the C-1 Warrants, the Company issued warrants to purchase 375,801 shares of Series D-1 at an exercise price of $4.33 per share. As fully discussed in Note 7, in December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended certain terms of the warrant to purchase Series D-1 preferred stock. As amended, the Series D-1 preferred stock warrants are calculated based on a percentage of the Company’s fully diluted capitalization at an exercise price of $2.17 per share. As of December 31, 2021, 742,679 units of Series D-1 preferred stock warrants are outstanding. The warrants were exercisable upon issuance and expire on December 22, 2027.

As fully discussed in Note 7, in July 2021, in connection with the Second Amendment to Original Agreement, the Company issued warrants to purchase 305,342 shares of Series E-1 at an exercise price of $4.59 per share. In December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended the exercise price of the Series E-1 preferred stock warrants to $2.29 per share.

As fully discussed in Note 7, in December 2021, in connection with the amendment to the 2018 Notes, the Company issued warrants to purchase 196,462 shares of Series E-1 Preferred Stock at an exercise price of $4.59 per share. The Series E-1 warrants remain outstanding as of December 31, 2021.

All of the above preferred stock warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. The preferred stock warrants have been recorded as a preferred stock warrant liability and are revalued to fair value each reporting period.

The changes in value of the preferred stock warrant liability are summarized below (in thousands):

Amount
Balance, December 31, 2019	$2,810
Change in Fair Value included in Other income (expense), net	(1,085)

Balance, December 31, 2020	$1,725

Series E-1 warrants issued in connection with SCI Second amendment—included in Loss on debt extinguishment	$1,191
Series E-1 warrants issued in connection with 2018 Bridge notes amendment—included in Notes payable, net of discounts	731
Exercise of warrant	(251)
Change in Fair Value included in Loss on debt extinguishment relating to SCI Third amendment	1,917
Change in Fair Value included in Other income (expense), net	(358)

Balance, December 31, 2021	$4,955

Fair Value Measurement — The Company follows ASC 820 which establishes disclosure requirements and a common definition of fair value to be applied when U.S. GAAP requires the use of fair value. The ASC 820 fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are generally unobservable and are supported by little or no market activity, and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The consolidated financial statements as of and for the years ended December 31, 2021, and 2020, do not include any nonrecurring fair value measurements relating to assets or liabilities.

There were no transfers between Level 1 or Level 2 of the fair value hierarchy during the years ended December 31, 2021 and 2020.

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Simple Agreement for Future Equity Note	$—	$—	$34,001	$34,001
Redeemable convertible preferred stock warrants liability	—	—	4,955	4,955

Total financial liabilities	$—	$—	$38,956	$38,956

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial liabilities:
SAFE Note	$—	$—	$2,000	$2,000
Redeemable convertible preferred stock warrants liability	—	—	1,725	1,725

Total financial liabilities	$—	$—	$3,725	$3,725

The estimated fair values of SAFE notes as of December 31, 2021 and December 31, 2020, was determined to be same as face value.

As of December 31, 2021, the redeemable convertible preferred stock warrants were valued using the Black-Scholes option pricing model with the following assumptions:

	Years Ended December 31,
	2021	2020
Expected term (in years)	5.98 -9.95	0.25 - 6.98
Expected volatility	54.0% - 57.7%	65.4% - 67.1%
Risk-free interest rate	1.35% - 1.52%	0.09% - 0.65%
Expected dividend yield	0%	0%

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of December 31, 2021, the Company is authorized to issue 13,500,285 shares of redeemable convertible preferred stock with a par value of $0.001 per share (collectively, Preferred Stock). Redeemable convertible preferred stock as of December 31, 2021 and 2020, consisted of the following (in thousands, except share and per share data):

	As of December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,348,050	$49,186	$9.17	$49,042
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,060	8.66	13,072
Series B-1	785,471	785,471	4,237	5.40	4,242
Series A-1	3,504,898	3,504,898	5,578	1.52	5,327

	13,500,285	11,147,927	$72,061		$71,683

	As of December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,367,134	$49,054	$9.17	$49,217
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,055	8.66	13,072
Series B-1	785,471	750,177	4,037	5.40	4,051
Series A-1	3,504,898	3,293,628	5,006	1.52	5,006

	13,500,285	10,920,447	$71,152		$71,346

During March 2021, the Company issued 211,270 Series A-1 preferred stock and 35,294 Series B-1 preferred stock in connection with the exercise of warrants discussed in Note 8 above. Additionally, the Company entered into an agreement with an employee to reduce Series E-1 preferred stock by 19,084.

During March and April 2020, the Company issued 768,809 Series E-1 preferred stock at an issuance price of $9.17 per share for $6.7 million. Of the 768,809 shares, 32,715 shares were issued to a Board member as compensation.

The holders of Preferred Stock have the following rights, preferences, privileges and restrictions:

Dividends — The holders of the outstanding shares of Preferred Stock are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at the annual rate of 8% per share of Preferred Stock. Dividends on Preferred Stock are payable in preference to any dividends on common stock or Class B common stock. In any year, after payment of dividends on Preferred Stock, any additional dividends declared by the Board of Directors will be paid among the holders of Preferred Stock, common stock, and Class B common stock pro rata on an if-converted basis. No dividends have been declared or paid for the years ended December 31, 2021 and 2020.

Liquidation — Upon liquidation, dissolution, or winding up of the Company, including a change of control of the Company, holders of Preferred Stock will be entitled to receive, on a pro rata basis, prior and in preference to any distribution to holders of any series of common stock, an amount equal to $9.17 per share of Series E-1, $8.66 per share of Series D-1, $8.66 per share of Series C-1, $5.40 per share of Series B-1 and $1.52 per share of Series A-1, plus any declared but unpaid dividends on such shares. If the assets and funds thus available for distribution among holders of Preferred Stock are insufficient to provide such holders their full aforesaid preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution will be distributed ratably among all holders of Preferred Stock.

After the distribution to the holders of Preferred Stock, any remaining assets of the Company legally available for distribution will be distributed pro rata, on an if-converted basis, to all holders of common stock and Class B common stock.

Conversion — Each share of Preferred Stock is convertible at the option of the holder into that number of common shares that is equal to the original issuance price of the Preferred Stock divided by the conversion price, as defined in the Company’s Certificate of Incorporation, subject to adjustment for events of dilution. Holders of Preferred Stock may elect to convert their shares into common stock at any time.

Each share of Preferred Stock will automatically convert into shares of common stock at the then effective conversion rate for each such share (i) immediately prior to the closing of a qualified public offering of the Company’s common stock in which gross proceeds exceed $15.0 million or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the then outstanding Preferred Stock.

Voting — Each share of Preferred Stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

Protective Provisions— As long as 250,000 shares of Preferred Stock remain outstanding, the majority vote of the holders of the then outstanding shares of Preferred Stock is necessary for consummation of certain transactions, including but not limited to: increasing or decreasing the authorized capital stock; creating any senior or pari passu security, privileges, preferences or voting rights senior to or on parity with those granted to the Preferred Stock; altering or changing the preferred series rights; redeeming or repurchasing the Company’s equity securities; and entering into any transaction deemed to be a liquidation or dissolution of the Company.

Redemption— At any time after 7 years from the issuance of respective series of Preferred Shares, the holders of a majority of the outstanding voting Preferred Stock Series may vote to require the Company to redeem all outstanding shares of Preferred Stock Series in three equal annual installments by paying in cash an amount per share equal to the original issuance price of the Preferred Stock Series, plus any accrued but unpaid dividends. If the Company does not have sufficient funds legally available to redeem all shares of Preferred Stock, then the Company will redeem the maximum possible number of shares ratably among the holders of such shares and will redeem the remaining shares as soon as sufficient funds are legally available. After 7 years from the issuance of respective series of Preferred Shares, the Preferred shares are then currently redeemable at the option of the holder and have been classified in the mezzanine section of the Consolidated Balance Sheets.

Preferred Shares are also contingently redeemable upon liquidation and certain deemed liquidation events such as acquisition, merger, consolidation or the sale, lease transfer, exclusive license or other disposition by the Company of all or substantially all of the assets of the Company. These events are outside the control of the Company and therefore the Preferred Stock have been classified in the mezzanine section of the Consolidated Balance Sheets.

The Company records its redeemable convertible preferred stock at the amount of cash proceeds received on the date of issuance, net of issuance costs. Since the preferred stock is probable of becoming redeemable at the option of the holder at a future date, accretion of the preferred stock will be recognized over the period of time from the date of issuance to the earliest redemption date. The accretion is recorded as additional paid-in capital. Accretion of preferred stock was $0.02 million and $0.04 million for the years ended December 31, 2021 and 2020, respectively.

10.	COMMON STOCK

As of December 31, 2021 and 2020, the Company is authorized to issue two classes of common stock, designated as common stock and Class B common stock. The two classes of common stock have similar rights, except holders of common stock are entitled to one vote per share while holders of Class B common stock have no voting rights. Each share of Class B common stock will automatically convert into one share of common stock immediately prior to a qualified initial public offering of the Company’s common stock or upon the consummation of a liquidation event (as defined in the Certificate of Incorporation). As of December 31, 2021 and 2020, the Company is authorized to issue 27,000,000 shares of common stock with a par value of $0.001 per share and 815 shares are designated as Class B common stock.

In April 2021, 25,000 warrants to purchase common stock were exercised. In March 2021, 12,674 warrants to purchase common stock expired unexercised.

11.	RELATED PARTY TRANSACTIONS

The Company defines related parties as directors, executive officers, nominees for director, stockholders that have significant influence over the Company, or are a greater than 5% beneficial owner of the Company’s capital and their affiliates or immediate family members. As of and for the years ended

December 31, 2021 and 2020, there were no significant related party transactions or balances other than the following:

As discussed in Note 7, in December 2018, the Company issued the 2018 Notes totaling approximately $3.4 million in exchange for cash. Three of the notes with aggregate principal of $0.2 million were issued to related parties including two officers and a trust affiliated with a Board member. The aggregate liability, inclusive of interest and principal accretion, totaled $0.4 million and $0.3 million as of December 31, 2021 and 2020, respectively. These amounts are included in the Consolidated Balance Sheets as Notes Payable, Net.

As discussed in Note 9, during March and April 2020, the Company issued 32,715 shares of Series E-1 preferred stock, at an issuance price of $9.17 per share, to a Board Member, as compensation for serving as President of the Company on an interim basis. Further as discussed in Note 9, in March 2021, the Company and the individual agreed to reduce the number of shares issued by 19,084.

12.	INCOME TAXES

Loss before provision for income taxes for the year ended December 31, 2021 and 2020, was as follows (in thousands):

	Years Ended December 31,
	2021	2020
Domestic	$(53,282)	$(23,452)
Foreign	(1,155)	(323)

Total	$(54,437)	$(23,775)

The Company did not record a provision for income taxes for the year ended December 31, 2021. For the year ended December 31, 2020 the provision for income taxes was $0.1 million related to foreign withholding tax.

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows:

	Years Ended December 31,
	2021	2020
Income tax provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	5.0%	3.2%
Non-deductible expenses and other	-0.4%	-0.2%
Non-deductible warrant expense	0.2%	1.0%
Share-based compensation	-0.8%	-1.3%
Change in valuation allowance, net	-24.5%	-23.3%
Research and development credits	0.1%	0.1%
Foreign rate differential	-0.4%	-0.4%
Forgiveness PPP loan	0.6%	0.0%
Expired loss carry forward	-0.6%	-0.5%

Effective tax rate	0.0%	-0.3%

The Company’s effective tax rate could also fluctuate due to changes in the valuation of its deferred tax assets or liabilities, or by changes in tax laws, regulations, and accounting principles.

Significant components of the Company’s deferred taxes as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$72,714	$61,488
Operating lease liability	508	647
Property and equipment, net	430	—
Research and development credit carryforward	672	597
Inventory reserve	1,499	1,506
Accrued expenses and other reserves	2,652	1,325
Stock-based compensation	2,086	1,876

Total deferred tax assets	80,561	67,439
Deferred tax liabilities:
Property and equipment, net	—	85
Operating lease right-of-use assets	426	552

Total deferred tax liabilities	426	637
Gross deferred tax assets	80,135	66,802
Less valuation allowance	(80,135)	(66,802)

Net deferred tax asset	$—	$—

The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2021 and 2020, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The valuation allowance balance was $80.1 million and $66.8 million for the years ended December 31, 2021 and 2020, respectively.

In assessing the realizability of deferred income tax assets, the Company considered whether it is more likely than not that some portion or all of its deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. The valuation allowance increased by $13.3 million during year ended December 31, 2021 and $5.5 million during year ended December 31, 2020.

As of December 31, 2021, the Company had federal net operating loss carryforward (“NOL”) of approximately $269.5 million which will begin to expire in 2023, a California net NOL of approximately $232.3 million which will start to expire, if not used, in 2028.

As of December 31, 2021, the Company had federal research and development credit carryforward (“R&D carryforward”) of approximately $1.8 million which will expire, if not used, in 2026, and a California R&D carryforward of approximately $1.6 million which can carry forward indefinitely.

As of December 31, 2020, the Company had federal a R&D carryforward of approximately $1.8 million which will expire, if not used, in 2026, and a California R&D carryforward of approximately $1.5 million which can carry forward indefinitely.

The utilization of the Company’s NOL’s and R&D carryforwards may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception. The Company is not currently under examination in any tax jurisdictions.

The Company had unrecognized tax benefits of $1.3 million for federal and $1.3 million for state related to R&D credits generated as of December 31, 2021. As of December 31, 2020, the total amount of unrecognized tax benefits for federal and state was $1.3 million and $1.3 million, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of income tax laws. The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s financial statements.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2021	2020
Unrecognized tax benefits as of beginning of year	$2,649	$2,635
Increases related to current year tax positions	20	14

	$2,669	$2,649

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the statements of operations. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded for year ended December 31, 2021 or December 31, 2020.

The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 31, 2022 and December 31, 2021 because it intends to permanently reinvest such earnings outside of the United States. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place under the 2017 Tax Cuts and Jobs Act.

On March 18, 2020, the Families First Coronavirus Response Act (FFCR Act) and, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its 2020 or 2021 tax provision.

On June 29, 2020, the California Governor signed Assembly Bill 85 (“A.B. 85”) which includes several tax measures, provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5 million of tax per year. Generally, A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more. The Company analyzed the provisions of the A.B. 85 and determined there was no significant impact to its 2021 or 2020 tax provision.

On December 27, 2020, the “Consolidated Appropriations Act, 2021” (the “CAA”) was signed into law. The CAA includes provisions meant to clarify and modify certain items put forth in CARES Act, while providing aid to businesses affected by the pandemic. The CAA allows deductions for expenses paid for by Paycheck Protection Program (“PPP”) and Economic Injury Disaster Loan (“EIDL”) Program, clarifies forgiveness of EIDL advances, and other business provisions. The Company analyzed the provisions of the CAA and determined there was no significant impact to its 2021 and 2020 tax provision.

13.	STOCK-BASED COMPENSATION

The Company has two stock option plans: the 2006 Stock Option Plan and the 2016 Stock Option Plan (collectively, the Plans). Options granted under the Plans may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. Options under the Plans may be granted with contractual terms of up to ten years (five years if granted to holders of more than 10% of the Company’s vesting stock). All options issued through December 31, 2021 have a ten-year contractual term. The exercise price of an ISO and NSO will not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board of Directors.

The exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. Options generally vest over four to five years at a rate of 20% to 25% upon the first anniversary of the commencement date and monthly thereafter.

As of December 31, 2021 and 2020, there were 335,538 and 577,568 shares of common stock available to be granted under the Plan.

The Company estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below. The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options vesting term, and contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior. The expected stock price volatility for the Company’s stock was determined by examining the historical volatilities of its industry peers as the Company did not have any trading history of its common stock. The risk-free interest rate was calculated using the average of the published interest rates for U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as the Company has no history of, nor plans of, dividend payments. The estimated forfeiture rates are based on the Company’s historical forfeiture activity of unvested stock options.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated fair value of the options granted to employees for the years ended December 31, 2021 and 2020 are as follows:

	Years Ended December 31,
	2021	2020
Grant date fair value	$1.00	$1.56
Expected term (in years)	6.04	5.97
Expected volatility	60%	56%
Risk-free interest rate	1.19%	0.85%
Expected dividend yield	0%	0%

A summary of the Company’s stock option and restricted stock unit activity and related information for the years ended December 31, 2021 and 2020 is as follows:

	Options outstanding				Restricted stock units
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic values ($‘000s)	Number of plan shares outstanding	Weighted average grant date fair value per share
Balances, December 29, 2019	4,397,782	$3.60	8.46	$3,802	—	$—
Options granted	3,042,592	3.01			120,000	3.91
Options exercised	(25,000)	0.40
Options forfeited	(1,290,613)	4.42

Balances, December 31, 2020	6,124,761	3.15	8.30	942	120,000	3.91
Options granted	2,700,752	1.78
Options exercised	(159,583)	2.31
Options forfeited	(1,781,017)	3.20

Balances, December 31, 2021	6,884,913	2.62	8.01	288	120,000	3.91

Options vested and exercisable — December 31, 2020	2,633,335	3.19	7.25	942
Options vested and exercisable — December 31, 2021	3,727,228	2.85	7.31	288

Stock-based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statements of operations for stock-based compensation arrangements and no stock-based compensation costs are capitalized as part of inventory or property and equipment as of December 31, 2021 and 2020.

Stock-based compensation expense is as follows for the years ended December 31, 2021 and 2020 in thousands):

	Years Ended December 31,
	2021	2020
Cost of revenues	$119	$147
Research and development	456	539
Sales and marketing	638	684
General and administrative	1,586	1,647

Total stock-based compensation	$2,799	$3,017

Future stock-based compensation for unvested options granted and outstanding as of December 31, 2021 is $3.4 million to be recognized over the weighted-average remaining requisite service period of 2.83 years. The aggregate intrinsic value of options exercised was zero and $0.1 million for the years ended December 31, 2021 and 2020, respectively.

14.	COMMITMENTS AND CONTINGENCIES

As more fully discussed in Note 3, Solar Park has asserted damages of $30.0 million against the Company in response to the Company’s arbitration claim seeking approximately $47.0 million in damages against Solar Park. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time; and the Company does not believe a reasonably possible loss would be material to, nor does it expect the ultimate resolution of these cases will have a material adverse effect on, the Company’s financial condition, results of operations or cash flows.

As of December 31, 2021, the Company was contesting a $1.8 million liability to a vendor for the purchase of factory equipment which was intended to be used in Solar Park. The $1.8 million liability was included in the December 31, 2021 Consolidated Balance Sheet as Accrued Expenses and Other Current Liabilities of $1.7 million and Other Liabilities, noncurrent of $0.1 million. As of December 31, 2020 the liability was $1.6 million and was included in the Consolidated Balance Sheet as Accrued Expenses and Other Liabilities of $1.3 million and Other Liabilities, noncurrent of $0.3 million. On January 10, 2023, the Company reached an agreement with the vendor which reduced the liability from $1.8 million to $0.9 million.

In July 2020, the Company became aware that it might be subject to Antidumping and Countervailing Duties (“ADCVD”) on certain components manufactured in China and used in the solar panel production process in Korea. The Company applied for a definitive ruling from the U.S. Department of Commerce (“DoC”) while in parallel shifting its component supply from China. The DoC issued its ruling in April 2021. Because of the specificity of the DoC ruling in the Solaria case and prior case law under similar circumstances, the Company concluded that such ADCVD was not probable to be incurred for purchases in periods prior to the DoC ruling and immediately started paying appropriate ADCVD deposits on all entries after April 2021. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

The Company is involved in other lawsuits and claims which arise in the normal course of business. These claims individually and in the aggregate are not expected to result in a material effect on the Company’s financial condition, results of operations or cash flows.

The Company had $4.5 million of outstanding letters of credit related to normal business transactions as of December 31, 2021. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2, the cash collateral in these restricted cash accounts was $4.8 million and $3.7 million as of December 31, 2021 and 2020, respectively.

15.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan to provide defined contribution retirement benefits for all employees. Participants may contribute a portion of their compensation to the plan, subject to limitations under the Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan since inception.

16.	GEOGRAPHIC INFORMATION

The following table summarize revenues by geographic area (in thousands):

	Years Ended December 31,
	2021		2020
	Amount	Percent	Amount	Percent
Total revenue, net
United States	$56,577	94.7%	$46,158	95.5%
Europe	2,888	4.8%	1,262	2.6%
Australia	298	0.5%	908	1.9%

Total	$59,763	100.0%	$48,328	100.0%

17.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2023, the date of issuance of these financial statements and has determined that there are no subsequent events outside the ordinary scope of business that require adjustment to, or disclosure in, the financial statements other than those described below.

In January 2022, the PPP Loan principal and accrued interest was forgiven in full.

Effective March 23, 2022, the Company’s board of directors approved an offer, to certain eligible employees, to exchange existing stock options, with an exercise price above $1.36, for new replacement stock options. The exercise price of the replacement stock options is $1.36 per share, which was the estimated fair market value on the exchange date, as determined with assistance from third-party valuation specialists. Eligible employees elected to exchange an aggregate of 991,195 outstanding stock options, with exercise prices ranging from $1.64 to $3.91 per share, for new replacement stock options. The replacement stock options have a grant date of March 23, 2022 and a contractual term of 10 years. The exchange offer applied to both vested and unvested shares. Previously vested shares were exchanged for vested replacement stock options. Unvested shares were exchanged for shares which vest in accordance with the board-approved grant approval schedule with the service period ranging from 1.0 to 4.3 years. The repricing was accounted for as a modification and resulted in incremental stock-based compensation expense of $0.4 million.

In April 2022, the Company entered into an amendment to the Original Agreement (“Fourth Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of the Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment, changes were made to the financial covenants. The Company paid $0.15 million in amendment fee related to the Fourth Amendment.

In June 2022, the Company entered into an amendment to the Original Agreement (“Fifth Amendment”) related to SCI which resulted in certain changes to financial covenants including updates to quarterly revenue requirements and contribution margin requirements.

In May 2022, the Company issued a secured promissory note to a trust affiliated with Thurman J. (T.J.) Rodgers, a director of Solaria amounting to $6.5 million in exchange for cash. The secured promissory note accrues paid-in-kind interest at a rate of 7.5% per annum and the note had an original maturity date of July 11, 2022. In conjunction with the Agreement and Plan of Merger with Complete Solar discussed below, both the parties agreed to extend the note term beyond its original maturity date. The secured promissory note with the original principal value of $6.5 million and paid-in-kind interest of $0.2 million was finally terminated in October 2022, in exchange for the issuance of a new convertible note by Complete Solar.

In June 2022, as discussed in Notes 3 and 15, the Company filed a notice of arbitration with the Singapore International Arbitration Centre (“SIAC”) seeking approximately $47.0 million in damages against Solar Park in connection with the write-downs described in Note 3 and other costs related to the loss of Solar Park’s production and transition to a new provider. Solar Park filed a response with SIAC in June 2022 asserting damages of approximately $30.0 million against the Company. The parties stayed the arbitration to attend a mediation in early 2023, which was not successful. The arbitration is scheduled for February 2024.

In September 2022, the Company paid off the total outstanding principal and interest of the Term Loan related to the Loan Agreement with SCI in the amount of $2.8 million.

In October 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Complete Solar and formed Complete Solaria. As a result, the Company became a wholly-owned indirect subsidiary of Complete Solaria effective on the date of consummation of the merger in November 2022.

In October 2022, the Company entered into an amendment to the Original Agreement (“Sixth Amendment”) related to SCI, which resulted in removal of certain financial covenants related to revenue and contribution margin requirements.

In November 2022 Complete Solaria entered into a definitive business combination agreement with Freedom Acquisition I Corp. (NYSE: FACT) (“Freedom”), a Special Purpose Acquisition Company (“SPAC”). Upon closing of the business combination, which is expected in the first half of 2023, the combined Company is expected to be listed on the New York Stock Exchange under the new ticker “CSLR”.

In November 2022, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the terms of the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 120% of the principal and accrued interest due. Additionally, in connection with the amendment and cancellation of 196,462 shares of Series E-1 warrants of Solaria, Complete Solaria, issued warrants to purchase 304,234 shares of Series D-7 preferred stock at $3.84 per share.

THE SOLARIA CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,107	$9,113
Accounts receivable, net	3,885	6,288
Inventory, net	4,010	16.928
Prepaid expenses and other current assets	10,442	2,053

Total current assets	20,444	34,382
Restricted cash	3,742	4,802
Operating lease right-of-use assets, net and other noncurrent assets	1,571	1,755
Property and equipment, net	836	999

TOTAL ASSETS	$26,593	$41,938

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,386	$5,489
Accrued expenses and other current liabilities	11,383	11,713
Deferred revenue	73	75
Notes payable, net	15,760	10,912
Operating lease liability	324	283

Total current liabilities	29,926	28,472
NONCURRENT LIABILITIES:
Redeemable convertible preferred stock warrants liability	4,180	4,955
Operating lease liability, net of current portion	1,427	1,674
Other liabilities, noncurrent	3,374	2,341
Notes payable, net of current portion	55,187	41,197

Total liabilities	94,094	78,639

COMMITMENTS AND CONTINGENCIES (NOTE 13)
MEZZANINE REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock: par value of $0.001 per share; 13,500,285 shares authorized as of September 30, 2022 and December 31, 2021; 11,147,927 issued and outstanding as of September 30, 2022 and December 31, 2021; aggregate liquidation value of $71.7 million as of September 30, 2022 and December 31, 2021	72,070	72,061

STOCKHOLDERS’ DEFICIT
Common stock; par value $0.001 per share; 27,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 3,412,907 and 2,001,357 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	523	521
Class B common stock; par value $0.001 per share; 815 shares authorized as of September 30, 2022 and December 31, 2021; 815 shares issued and outstanding as of September 30, 2022 and December 31, 2021	1	1
Additional paid-in capital	179,388	178,309
Accumulated other comprehensive loss	71	(55)
Accumulated deficit	(319,554)	(287,538)

Total stockholders’ deficit	(139,571)	(108,762)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$26,593	$41,938

See accompanying notes to unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands)

	Nine Months Ended September 30,
	2022	2021
Product revenue, net	$30,826	$47,961
Cost of revenue	31,504	48,664

Gross loss	(678)	(703)
Operating expenses
Research and engineering	3,180	3,332
Sales and marketing	4,517	5,571
General and administrative	7,284	6,695
Litigation-related costs	451	5,395
Transaction-related costs	1,893	—

Total operating expenses	17,325	20,993
Loss from operations	(18,003)	(21,696)
Interest expense	(2,941)	(3,735)
Interest income	10	4
Change in fair value of Simple Agreement for Future Equity (SAFE) Notes	(14,229)	—
Loss on extinguishment of debt (Note 6)	—	(2,967)
Other income, net	2,096	1,725

Total other expense, net	(15,064)	(4,973)

Loss before provision for income taxes	(33,067)	(26,669)
Provision for income taxes	—	—

Net loss	(33,067)	(26,669)
OTHER COMPREHENSIVE INCOME (LOSS):
Currency translation adjustment, net of tax effect of $0, for the nine months ended September 30, 2022 and 2021	126	(42)

Net loss and comprehensive loss	(32,941)	(26,711)
Redeemable convertible preferred stock accretion	(9)	(16)

Net loss and comprehensive loss to common stockholders	$(32,950)	$(26,727)

See accompanying notes to unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands, except number of shares)

	Redeemable Convertible Preferred Stock		Common Stock		Class B Common Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2020	10,920,447	$71,152	1,841,452	$521	815	$1	$175,285	$(68)	$(233,101)	$(57,362)
Exercise of warrants	246,564	762	25,000	—	—	—	2	—	—	2
Exercise of options	—	—	89,583	—	—	—	255	—	—	255
Repurchase of common stock	—	—	(24,678)	—	—	—	—	—	—	—
Rescission of Series E-1 redeemable convertible preferred stock	(19,084)	—	—	—	—	—	—	—	—	—
Stock- based compensation	—	—	—	—	—	—	1,947	—	—	1,947
Currency translation adjustment	—	—	—	—	—	—	—	(42)	—	(42)
Redeemable convertible preferred stock accretion	—	16	—	—	—	—	(16)	—	—	(16)
Net loss	—	—	—	—	—	—	—	—	(26,669)	(26,669)

Balance at September 30, 2021	11,147,927	$71,930	1,931,357	$521	815	$1	$177,473	$(110)	$(259,770)	$(81,885)

Balance at December 31, 2021	11,147,927	$72,061	2,001,357	$521	815	$1	$178,309	$(55)	$(287,538)	$(108,762)
Adoption of ASU 2020-06	—	—	—	—	—	—	(1,051)	—	1,051	—
Exercise of warrants	—	—	1,311,651	2	—	—	128	—	—	130
Repurchase of common stock	—	—	(101)	—	—	—	—	—	—	—
Stock- based compensation	—	—	100,000	—	—	—	2,011	—	—	2,011
Currency translation adjustment	—	—	—	—	—	—	—	126	—	126
Redeemable convertible preferred stock accretion	—	9	—	—	—	—	9	—	—	(9)
Net loss	—	—	—	—	—	—	—	—	(33,067)	(33,067)

Balance at September 30, 2022	11,147,927	$72,070	3,412,907	$523	815	$1	$179,388	$71	$(319,554)	$(139,571)

See accompanying notes to the unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(33,067)	$(26,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Debt amortization and non- cash interest expense	2,337	2,742
Loss on extinguishment of debt	—	2,967
Stock- based compensation	2,011	1,947
Change in fair value of redeemable convertible preferred stock warrant liability	(775)	(339)
Bad debt expense	472	—
Depreciation expense	219	918
Change in fair value of SAFE Notes	14,229	—
Forgiveness of Paycheck Protection Plan Loan	(1,414)	(1,433)
Noncash operating lease expense	184	261
Other	44	23
Changes in operating assets and liabilities:		—
Accounts receivable, net	1,930	1,121
Inventory, net	12,918	(10,759)
Prepaid expenses and other current assets	(8,388)	3,923
Accounts payable	(3,103)	(162)
Accrued expenses and other current liabilities	(572)	1,714
Deferred revenue	(1)	(1,995)
Operating lease liability	(207)	(286)
Other liabilities, noncurrent	1,035	401

Net cash used in operating activities	(12,148)	(25,626)
Cash Flows from Investing Activities
Purchases of property and equipment	(207)	(1,436)
Proceeds from sale of property and equipment	151	248

Net cash used in investing activities	(56)	(1,188)
Cash Flows from Financing Activities
Proceeds from issuance of notes payable, net	8,500	33,415
Repayment of notes payable, net	(4,618)	—
Proceeds from exercise of redeemable convertible preferred stock warrants	—	515
Proceeds from exercise of stock options	130	255

Net cash provided by financing activities	4,012	34,185

Effect of Exchange Rate Changes	126	(42)
Net Change in Cash, Cash Equivalents and Restricted Cash	(8,066)	7,329
Cash, Cash Equivalents and Restricted Cash, beginning of year	13,915	13,549

Cash, Cash Equivalents and Restricted Cash, end of year	$5,849	$20,878

Non- Cash Investing and Financing Activities
Forgiveness of Paycheck Protection Plan Loan	$(1,414)	$(1,433)

See accompanying notes to the unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands, except share and per share amounts)

1.	ORGANIZATION

Description of Business

The Solaria Corporation was incorporated as a Delaware corporation on May 5, 2006. The Solaria Corporation (together with its subsidiaries, the “Company” or “Solaria”) designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. The Company operates from its headquarters in Fremont, California.

Liquidity and Going Concern — Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $33.1 million and $26.7 million during the nine months ended September 30, 2022 and 2021, respectively, and had an accumulated deficit of $319.5 million as of September 30, 2022. The Company had cash and cash equivalents of $2.1 million as of September 30, 2022. Historically, the Company’s activities have been financed through private placements of equity securities and debt. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows and the need to raise additional funding to finance its operations raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern requires that the Company obtain sufficient funding to finance its operations.

As more fully described in Note 16, the Company was acquired by Complete Solar Holding Corporation (“Complete Solar”) in November 2022 and formed Complete Solaria, Inc. (“Complete Solaria”). As a result, the Company became a wholly-owned indirect subsidiary of Complete Solaria at that time. Subsequent to the acquisition, the combined company does business as Complete Solaria. As discussed in Note 16, Complete Solaria’s plan is to seek additional funding through completion of a business combination with Freedom Acquisition Corp. (“Freedom”), a special purpose acquisition corporation (“SPAC”). At this time, Complete Solaria is focused on completing the business combination, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission (“SEC”) and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources.

If Complete Solaria fails to complete this business combination, it plans to continue to fund its operations and capital funding needs through a combination of private equity offerings, debt financings and other sources. If Complete Solaria is not able to secure adequate additional funding when needed, it will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact Complete Solaria and its subsidiary Solaria’s, results of operations and future prospects.

While Complete Solaria and Solaria have historically been able to raise multiple rounds of financing, there can be no assurance that in the event additional financing is required, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on Complete Solaria and its subsidiary Solaria’s ability to achieve their intended business objectives.

Therefore, there is substantial doubt about Solaria’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming Solaria will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation— The Company’s unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Solaria Australia Pty. Ltd and TSC PowerHome BVd PLV Inc. All intercompany balances and transactions have been eliminated in consolidation.

Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes for the years ended December 31, 2021 and 2020. The unaudited condensed consolidated balance sheet as of December 31, 2021, included herein, was derived from the audited consolidated balance sheet of the Company as of that date. In the opinion of management, these unaudited condensed consolidated financial statements reflect all normal recurring adjustments, or a description of the nature and amount of any adjustments other than normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2022 and December 31, 2021, the Company’s results of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit activities, and cash flows for the nine months ended September 30, 2022 and 2021.

Significant Risks and Uncertainties— The Company is subject to a number of risks that are similar to those which other companies of similar size in its industry are facing, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operations, competition from substitute products and services from larger companies, ability to develop sales channels and to onboard channel partners, as defined, protection of proprietary technology, patent litigation, dependence on key customers, dependence on key individuals, and risks associated with changes in information technology.

In March 2020, the World Health Organization declared the outbreak of a novel corona virus as a pandemic. The pandemic has reached every region of the world and has resulted in widespread impacts on the global economy. In response, the Company has modified certain business and workforce practices (including discontinuing non-essential business travel, implementing a temporary work-from-home policy for employees who can execute their work remotely and encouraging employees to adhere to local and regional social distancing guidelines, more stringent hygiene and cleaning protocols across the Company’s facilities and operations and self-quarantining recommendations) to conform to restrictions and best practices encouraged by governmental and regulatory authorities.

The quarantine of personnel or the inability to access the Company’s facilities or customer sites could adversely affect the Company’s operations. As of the date of this report, the Company’s efforts to respond to the challenges presented by the conditions described above have allowed the Company’s to minimize the impacts of these challenges to its business.

Concentration of Credit Risk— Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Concentration risk for cash and cash equivalents is mitigated by banking with a creditworthy financial institution. At times, cash deposits have exceeded the federally insurable limit; however, the Company has not experienced any losses on its cash deposits and cash equivalents since inception. The Company generally does not require collateral or other security to support its accounts receivable. Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts as appropriate.

The Company had two major customers for the nine months ended September 30, 2022 and 2021, respectively. Major customers are defined as customers generating revenue greater than 10% of the Company’s product revenue. Revenue from the major customers accounted for 76% and 79% of revenue for the nine months ended September 30, 2022 and 2021, respectively. Accounts receivable from the two major customers totaled $2.2 million and $3.6 million as of September 30, 2022 and December 31, 2021, respectively.

Use of Estimates—The preparation of unaudited condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expense during the reporting period. Such estimates include warranty cost, allowances for doubtful accounts, determination of the net realizable value of inventory, determination of the useful lives of property and equipment, assessment of the recoverability and fair values of property and equipment, valuation of deferred tax assets and liabilities, estimation of other accruals and reserves, determination of the fair value of debt, redeemable convertible preferred stock, common stock, simple agreements for future equity, stock option and restricted stock grants, and redeemable convertible preferred stock and common stock warrants. Management evaluates its estimates and assumptions on an ongoing basis using historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the unaudited condensed consolidated financial statements.

Transaction-Related Costs – Such costs primarily consist of legal and professional fees incurred in connection with the Company’s merger with Complete Solar which is discussed in Note 16.

Significant Accounting Policies – There have been no material changes in the significant accounting policies described in our audited financial statements for the years ended December 31, 2021 and 2020.

Accounting Pronouncements Recently Adopted — In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will no longer be available. ASU 2020-06 is effective for interim and annual reporting periods beginning after December 15, 2023, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal year. The Company adopted the new standard on January 1, 2022 under the modified retrospective approach resulting in a cumulative catch-up adjustment of $1.1 million to accumulated deficit and additional paid-in capital as of the date of adoption related to the beneficial conversion feature related to the 2018 Bridge Notes as discussed in Note 6.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022. Most amendments within this accounting standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted ASU 2019-12 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. Topic 326 adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022 with early adoption permitted. The Company does not expect to early adopt the new standard. The Company is currently evaluating the impact of ASU 2016-13 on its unaudited condensed consolidated financial statements.

3.	REVENUE

The Company generates revenues from the sale of silicon photovoltaic solar panels and licensing of the Company’s technology to third parties.

Product Sales— The Company recognizes revenue from sales of products as control is transferred to customers, which generally occurs upon delivery to the customer’s premises. Other than standard warranty obligations, there are no rights of return or significant post-shipment obligations with respect to the Company’s products. Contracts with customers consist of a single performance obligation, hence the entire transaction price is allocated to this single performance obligation. In determining the transaction price in contracts with customers, the Company reduces revenue for the estimated costs of customer and distributor programs and incentive offerings such as price protection and rebates. Any provision for customer and distributor programs and other discounts is recorded as a reduction of revenue at the time of sale based on an evaluation of the contract terms and historical experience.

License Revenue — The Company derives revenue from the licensing of the Company’s technology to third parties. Revenue from functional IP licensing arrangements is recognized at a point in time when control over the licensed technology is transferred to the customer. License fees, i.e., royalties, that are not fixed at contract inception are recognized over time upon occurrence of the later of the subsequent technology sale or usage, or satisfaction of the performance obligation to which some or all of the usage-based royalty relates. In March 2022, the Company settled litigation with a customer in relation to an arrangement for which $4.5 million had been recognized in license revenue in fiscal year 2019. The $0.45 million loss incurred upon settlement is included in General and administrative expenses in the Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss for the nine months ended September 30, 2022. The Company recognized license revenue amounting to $0.01 million and $0.02 million for the nine months ended September 30, 2022, and 2021, respectively.

Disaggregated revenue by primary geographical market and business activity are as follows (in thousands):

	Nine months ended September 30,
	2022	2021
Primary geographical markets
U.S.	$26,566	$46,159
International	4,260	1,802

Total	$30,826	$47,961

Product sales	$30,817	$47,938
Royalty	9	23

Total revenue	$30,826	$47,961

Contract Balances Contract liabilities consist of deferred revenue or customer deposits and relate to amounts invoiced-to or advance consideration received from customers, which precede the Company’s satisfaction of the associated performance obligation(s).

The following table is a rollforward of deferred revenue as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30,	December 31,
	2022	2021
Deferred revenue—beginning balance	$75	$2,070
Additions	291	1,494
Revenue recognized	(293)	(3,489)

Deferred revenue—ending balance	$73	$75

As of September 30, 2022 and December 31, 2021, the Company’s deferred revenue is expected to be recognized during the succeeding 12-month period and is therefore presented as deferred revenue, current, in the Unaudited Condensed Consolidated Balance Sheets.

4.	FINANCIAL STATEMENT COMPONENTS

Restricted Cash— The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash consists of $3.7 million and $4.8 million deposited in money market account, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements as of September 30, 2022 and December 31, 2021, respectively. The Company has presented these balances under noncurrent assets in the Unaudited Condensed Consolidated Balance Sheets.

Total cash, cash equivalents and restricted cash is presented in the table below (in thousands):

	September 30,	December 31,
	2022	2021
Cash and cash equivalents	$2,107	$9,113
Restricted cash	3,742	4,802

Total cash, cash equivalents and restricted cash	$5,849	$13,915

Inventories—The components of inventories as of September 30, 2022 and December 31, 2021, respectively, were as follows (in thousands):

	September 30,	December 31,
	2022	2021
Finished goods	$4,010	$16,928
Work in progress	—	—
Raw materials	—	—

Total inventory, net	$4,010	$16,928

As of September 30, 2022 and December 31, 2021 reserves for inventory obsolescence were both $0.1 million.

Property and Equipment, net— Property and equipment, net as of September 30, 2022 and December 31, 2021, consist of the following (in thousands):

	September 30,	December 31,
	2022	2021
Manufacturing equipment	$3,227	$3,195
Leasehold improvement	875	864
Furniture, fixtures and office equipment	79	66

	4,181	4,125
Less: Accumulated depreciation	(3,345)	(3,126)

Total property and equipment, net	$836	$999

Total depreciation expense for the nine months ended September 30, 2022 and 2021, was $0.2 million and $0.9 million, respectively.

Accrued Expenses and Other Current Liabilities— Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30,	December 31,
	2022	2021
Accrued purchases	$3,950	$2,657
Accrued rebates and credits	696	1,967
Warranty cost, current	93	87
Other taxes payable	956	1,053
Customer deposits	786	773
Accrued payroll	629	784
Accrued interest	150	—
Current portion of amount payable to a vendor (Note 13)	1,420	1,699
SCI Term Loan and Revolving Loan amendment fees (Note 6)	1,700	1,700
Other accrued liabilities	1,003	993

Total accrued expenses and other current liabilities	$11,383	$11,713

Warranty Cost— The following table is a roll forward of warranty cost as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30,	December 31,
	2022	2021
Beginning balance	$1,738	$1,248
Warranty settlements	(148)	(135)
Additions to warranty accrual	277	625

Ending balance	$1,867	$1,738

Warranty cost, current	$93	$87
Warranty cost, noncurrent	1,774	1,651

Total warranty cost	$1,867	$1,738

Other Income, net

Other income, net consists of the following (in thousands):

	Nine Months Ended September 30,
	2022	2021
Forgiveness of Paycheck Protection Program Loan (Note 6)	$1,414	1,433
Change in fair value of preferred stock warrants liability (Note 7)	775	339
Others	(93)	(47)

Total other income, net	$2,096	$1,725

5.	LEASES

Operating Leases— In April 2018, the Company entered into a 56-month lease agreement for an office space in Oakland, California for $0.8 million in total payments. Effective June 2021, the Company terminated the lease agreement and agreed to settle the unpaid rent and related legal costs for $0.3 million. As a result, the Company derecognized the Oakland right-of use asset and corresponding lease liability and recognized a loss of $0.01 million as Other income (expense), net in the Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss for the nine months ended September 30, 2021.

In November 2019, the Company entered an 84-month lease for office and manufacturing space in Fremont, California (“Fremont facility”) for $3.3 million in total payment. The Company has an option to renew the lease for five years. Lease renewals are not assumed in the determination of the lease term until the exercise of the renewals are deemed to be reasonably certain.

6.	NOTES PAYABLE, NET

Notes payable, net consists of the following (in thousands):

	September 30,	December 31,
	2022	2021
2018 Bridge Notes	$9,086	$7,076
Payroll Protection Program Loan	—	1,414
Simple Agreement for Future Equity Note	50,230	34,001
Term and Revolver Loan	4,957	9,618
Promissory Note	6,674	—

Total notes payable, net	70,947	52,109
Less current portion	(15,760)	(10,912)

Notes payable, net of current portion	$55,187	$41,197

2018 Bridge Notes

In connection with the 2018 Notes, the Company originally issued warrants to purchase 486,240 shares of its common stock at $0.01 per share. The warrants, which were exercisable upon issuance, expire in December 2023. At issuance, the Company determined the relative fair value of the warrants to be $1.1 million. The Company recorded the fair value of the warrant as a debt discount within additional paid-in capital. After allocating $1.1 million to the warrant, the fair value of preferred stock in which the notes could be converted exceeded the carrying value of the notes. As such the conversion feature under the notes was considered a beneficial conversion feature which was treated as debt discount and amortized to interest expense using the effective interest rate method. The Company recorded an additional $1.1 million discount to the notes within additional paid-in capital. As discussed in Note 2, in January 1, 2022, in connection with the adoption of ASU 2020-06, the Company derecognized the beneficial conversion feature which resulted in a $1.1 million decrease in additional paid-in capital and cumulative catch-up adjustment to accumulated deficit.

In December 2021, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2021 to December 13, 2022. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 110% of the principal and accrued interest at the time of repayment. Additionally, the Company issued warrants to purchase 196,462 shares of Series E-1 redeemable convertible preferred stock (“Series E-1 warrants”) at $4.59 per share in connection with the amendment. The warrants were exercisable immediately and expire on December 13, 2031. Upon issuance, the Company determined the fair value of the warrants to be $0.7 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.42%; contractual life of 10 years; and expected volatility of 54.4%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. At September 30, 2022, the warrants remain outstanding.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the 2018 Notes on the date of modification, the modification was accounted for prospectively. Additionally, the Company recorded the fair value of the Series E-1 warrants as a reduction of Notes payable, net of discounts to the restructured notes on the date of modification. The debt discount and incremental repayment premium are being amortized to interest expense using the effective interest rate method.

The net carrying value of 2018 Bridge Notes was as below (in thousands):

	September 30,	December 31,
	2022	2021
Principal	$9,258	$7,777
Less: unamortized debt discount	(172)	(701)

Net carrying value	9,086	7,076
Less: current portion	(9,086)	(7,076)

Total noncurrent portion	$—	$—

The following table sets forth the total interest expense recognized related to the 2018 Bridge Notes (in thousands):

	September 30,	September 30,
	2022	2021
Amortization of debt discount	$467	$1,160
Contractual interest expense	1,482	2,223

Total interest expense	$1,949	$3,383

Effective interest rate of the liability component	32.6%	32.6%

Paycheck Protection Program Loan

In May 2020, the Company entered into an unsecured promissory note under the Payroll Protection Program (“PPP Loan”), with a bank under the PPP administered by the United States Small Business Administration (“SBA”) and authorized by the Keeping American Workers Employed and Paid Act, which is part of the CARES Act, enacted on March 27, 2020. The PPP Loan may be prepaid, in full or in part, at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, the Company can apply for, and be granted, forgiveness for all or a portion of the PPP Loan. The principal amount of the PPP Loan is $1.4 million. The PPP Loan is non-interest bearing and has a maturity date of less than a year. The PPP Loan was forgiven in full in March 2021 and as a result gain on forgiveness of debt of $1.4 million is recorded within Other income (expense), net in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2021.

In February 2021, the Company obtained a PPP Loan with a principal amount of $1.4 million. The PPP Loan bears interest at less than 1% per annum and has a maturity date of less than one year. The PPP Loan principal and accrued interest was forgiven in full in January 2022 and as a result the gain on forgiveness of debt of $1.4 million is recorded within Other income (expense), net in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2022.

Promissory Note

In May 2022, the Company issued a secured promissory note to a trust affiliated with Thurman J. (T.J.) Rodgers, a director of Solaria amounting to $6.5 million in exchange for cash. The secured promissory note accrues paid-in-kind interest at a rate of 7.5% per annum and the note had an original maturity date of July 11, 2022, collateralized by substantially all of the Company’s personal property, including all assets, inventory, equipment, general intangibles, financial assets, investment property, securities, deposit accounts and excluding intellectual property. As of September 30, 2022, the secured promissory note remained outstanding. In conjunction with the transaction with Complete Solar, both the parties agreed to extend the note term beyond its original maturity date. The secured promissory note with the original principal value of $6.5 million and paid-in-kind interest of $0.2 million was finally terminated in October 2022, in exchange for the issuance of a new convertible note by Complete Solar.

Simple Agreement for Future Equity Notes

The Company entered into various interest free unsecured Simple Agreement for Future Equity Notes (“SAFE”) notes agreements and raised $32.0 million in fiscal 2021 and $2.0 million in fiscal 2020. The number of shares to be issued upon conversion of the SAFE notes are subject to the following:

Equity Financing – In the event of certain equity financing before the termination of the SAFE note, on the initial closing of such equity financing, the SAFE note will automatically convert into the number of shares of SAFE preferred stock in accordance with the terms of the SAFE agreement. In the event of certain other financing before the termination of the SAFE note, the investor may elect to convert the SAFE note into preferred stock equal based on the terms of the SAFE agreement.

Public Offering – If there is an Initial Public Offering (“IPO”) before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive the number of shares of common stock according to the terms of the SAFE agreement.

Change of Control – If there is a Change of Control before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive a portion of proceeds according to the terms of the SAFE agreement.

Dissolution Event – If there is a Dissolution Event before the termination of the SAFE note, the investor will automatically be entitled to receive a portion of proceeds according to the terms of the SAFE agreement.

Valuation Caps – the SAFE notes are subject to a valuation cap. The valuation cap is $190.0 million for each of 33 notes with aggregate principal of $30.0 million. Two notes with principal balance of $2.0 million each have valuation caps of $219.1 million and $221.1 million, respectively.

The Company elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss until the notes are converted or settled.

The estimated fair value and face value of these notes was $50.2 million and $34.0 at September 30, 2022 and December 31, 2021, respectively, and is considered Level 3 fair value measurement. The Company recorded a loss of $14.2 million relating to the change in estimated fair value of these notes as change in fair value of Simple Agreement for Future Equity Notes in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2022. There was no change in estimated fair value of these notes for the year ended December 31, 2021.

As more fully described in Note 16, post consummation of the merger in November 2022, all SAFE notes were assumed by Complete Solar.

Term Loan and Revolver Loan

In October 2020, the Company entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing.

The Term Loan has a term of thirty-six months, equal monthly payments of principal beginning November 2021 until the end of the term and an annual interest rate of 9.25% or Prime rate plus 6%, whichever is higher. The Revolving Loan also has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial covenants”) over the term of each of the Term Loan and Revolving Loan. The Term Loan and Revolving Loan are collateralized substantially by all assets and property of the Company.

In October 2020, the Company recorded debt issuance costs discount totaling $0.8 million related to the Original agreement. The total debt issuance costs and discount is being amortized to interest expense using the effective interest method.

In February 2021, the Company entered into an Amended and Restated Loan and Security Agreement as a First Amendment to the Original Agreement (“First Amendment”) to revise certain financial covenants within the Original Agreement.

In July 2021, the Company entered into an amendment to the Original Agreement (“Second Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment changes were made to the financial covenants. The Company incurred $1.2 million in amendment fee related to the Second Amendment which was recognized as loss on extinguishment of debt discussed below.

In connection with the Second Amendment, the Company issued E-1 Warrants to purchase 305,342 shares of Series E-1 redeemable convertible preferred stock (“SCI Series E-1 warrants”) at $4.59 per share. The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. The SCI Series E-1 Warrants are scheduled to expire on July 30, 2031. Upon issuance, the Company determined the fair value of the warrants to be $1.2 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 10 years; and expected volatility of 55.7%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company.

The Company concluded that the modification to the terms of the Second Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $3.0 million in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss in July 2021 which included the fair value of SCI Series E-1 warrants of $1.2 million issued in connection with the modification and $1.2 million amendment fee.

In December 2021, the Company entered into an amendment to the Original Agreement (“Third Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original agreement. As a result of this amendment, changes were made to the financial covenants. The Company incurred $0.5 million in amendment fee related to the Third Amendment and also paid default interest amounting to $0.3 million for the period April 2021 through November 2021.

In connection with the Third Amendment, the Company further amended the exercise price of the Series D-1 Preferred Stock Warrants to $2.17 per share and also amended the number of warrants. As of the date of the Amendment, the Company determined the fair value of the amended Series D-1 Preferred Stock warrants to be $2.9 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.35%; contractual life of 6 years; and expected volatility of 57.7%.

Additionally, the Company amended the exercise price of the Series E-1 Preferred Stock Warrants to $2.29 per share. As of the date of the Amendment, the Company determined the fair value of the amended Series E-1 Preferred Stock warrants to be $1.3 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 9.6 years; and expected volatility of 57.6%.

The Company concluded that the modification to the terms of the Third Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $2.4 million in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss in December 2021 which included the incremental fair value of the Series D-1 warrants of $1.7 million and incremental fair value of the Series E-1 warrants of $0.2 million relating to the modification.

In April 2022, the Company entered into an amendment to the Original Agreement (“Fourth Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of the Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment, changes were made to the financial covenants. The Company incurred $0.15 million in amendment fee related to the Fourth Amendment.

In June 2022, the Company entered into an amendment to the Original Agreement (“Fifth Amendment”) related to SCI which resulted in certain changes to financial covenants including updates to quarterly revenue requirements and contribution margin requirements.

In September 2022, the Company paid off the total outstanding principal and interest of the Term Loan related to the Loan Agreement with SCI in the amount of $2.8 million. The remaining unamortized debt discount of $0.04 million on the date of pay off was recorded as amortization of debt discount and included as interest expense.

The Term Loan and Revolving Loan consisted of the following (in thousands):

	September 30,	December 31,
	2022	2021
Principal	$5,000	$9,618
Less: unamortized debt discount	(43)	—

Net carrying value	4,957	9,618
Less: current portion	—	(2,421)

Total noncurrent portion	$4,957	$7,197

The revolving loan principal balance at September 30, 2022 amounted to $5.0 million and is due on October 2023.

The following table sets forth the total interest expense recognized related to the SCI term loan and revolving Loan (in thousands):

	September 30,	September 31,
	2022	2021
Amortization of debt discount	$64	$170
Contractual interest expense	692	664

Total interest expense	$756	$834

7.	REDEEMABLE PREFERRED STOCK WARRANTS

In 2010, in connection with a loan agreement, the Company issued a warrant to purchase 211,270 shares of Series A-1 preferred stock at an exercise price of $1.52 per share. These warrants were exercised in March 2021.

In connection with the Series B-1 preferred stock financing in February 2015, the Company amended certain previously outstanding common stock warrants into a warrant to purchase 35,294 shares of Series B-1 at an exercise price of $5.40 per share. These warrants were exercised in March 2021.

In 2017, in connection with a Loan and Security Agreement with Structural Capital Investments II, LP and El Dorado Investment Company, the Company issued warrants to purchase 147,551 shares of Series C-1 at an exercise price of $8.66 per share. In 2018, in connection with a second amendment to Loan and Security Agreement and the cancellation of the C-1 Warrants, the Company issued warrants to purchase 375,801 shares of Series D-1 at an exercise price of $4.33 per share. As fully discussed in Note 6, in December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended certain terms of the warrant to purchase Series D-1 preferred stock. As amended, the Series D-1 preferred stock warrants are calculated based on a percentage of the Company’s fully diluted capitalization at an exercise price of $2.17 per share. As of September 30, 2022, 745,001 units of Series D-1 preferred stock warrants are outstanding. The warrants were exercisable upon issuance and expire on December 22, 2027.

As fully discussed in Note 6, in July 2021, in connection with the Second Amendment to Original Agreement, the Company issued warrants to purchase 305,342 shares of Series E-1 at an exercise price of $4.59 per share. In December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended the exercise price of the Series E-1 preferred stock warrants to $2.29 per share.

As fully discussed in Note 6, in December 2021, in connection with the amendment to the 2018 Notes, the Company issued warrants to purchase 196,462 shares of Series E-1 Preferred Stock at an exercise price of $4.59 per share. The Series E-1 warrants remain outstanding as of September 30, 2022 and December 31, 2021.

All of the above preferred stock warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. The preferred stock warrants have been recorded as a preferred stock warrant liability and are revalued to fair value each reporting period.

The changes in value of the preferred stock warrant liability are summarized below (in thousands):

	Nine Months Ended September 30,
	2022	2021
Beginning Balance—January 1	$4,955	$1,725
Change in Fair Value included in Other income (expense), net	(775)	(339)
Exercise of warrant	—	(250)
Series E-1 warrants issued in connection with SCI Second amendment—included in Loss on debt extinguishment	—	1,191

Ending Balance—September 30	$4,180	$2,327

Fair Value Measurement— The Company follows ASC 820 which establishes disclosure requirements and a common definition of fair value to be applied when U.S. GAAP requires the use of fair value. The ASC 820 fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are generally unobservable and are supported by little or no market activity, and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2022 and year ended December 31, 2021, do not include any nonrecurring fair value measurements relating to assets or liabilities.

There were no transfers between Level 1 or Level 2 of the fair value hierarchy during the nine months ended September 30, 2022 and year ended December 31, 2021.

	As of September 30, 2022
	Level 1	Level 2	Level 3	Total
Financial liabilities:
SAFE Note	$—	$—	$50,230	$50,230
Redeemable convertible preferred stock warrants liability	—	—	4,180	4,180

Total financial liabilities	$—	$—	$54,410	$54,410

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial liabilities:
SAFE Note	$—	$—	$34,001	$34,001
Redeemable convertible preferred stock warrants liability	—	—	4,955	4,955

Total financial liabilities	$—	$—	$38,956	$38,956

The following table summarizes the significant unobservable inputs used in the fair value measurement of the SAFE Notes as of September 30, 2022:

Fair Value (in thousands)	Valuation Technique	Unobservable Input	Input
$50,230	Scenario-based analysis	Discount rate	20%
		Probability of SPAC business combination	80%
		Probability of continuing business under non
		merger scenario	20%

The estimated fair values of SAFE notes as of December 31, 2021, was determined to be same as face value.

As of September 30, 2022 and December 31, 2021, the warrants were valued using the Black— Scholes option pricing model with the following assumptions:

	September 30,	December 31,
	2022	2021
Expected term (in years)	5.23 - 9.20	5.98 - 9.95
Expected volatility	55.4% - 58.6%	54.0% - 57.7%
Risk-free interest rate	3.83% - 4.06%	1.35% - 1.52%
Expected dividend yield	0%	0%

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of September 30, 2022, the Company is authorized to issue 13,500,285 shares of redeemable convertible preferred stock with a par value of $0.001 per share (collectively, Preferred Stock). Redeemable convertible preferred stock as of September 30, 2022 and December 31, 2021 consisted of the following (in thousands, except share and per share data):

	As of September 30, 2022
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,348,050	$49,191	$9.17	$49,042
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,063	8.66	13,072
Series B-1	785,471	785,471	4,238	5.40	4,242
Series A-1	3,504,898	3,504,898	5,578	1.52	5,327

	13,500,285	11,147,927	$72,070		$ 71,683

	As of December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,348,050	$49,186	$9.17	$49,042
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,060	8.66	13,072
Series B-1	785,471	785,471	4,237	5.40	4,242
Series A-1	3,504,898	3,504,898	5,578	1.52	5,327

	13,500,285	11,147,927	$72,061		$ 71,683

During March 2021, the Company issued 211,270 Series A-1 preferred stock and 35,294 Series B-1 preferred stock in connection with the exercise of warrants discussed in Note 7.

The holders of Preferred Stock have the following rights, preferences, privileges, and restrictions:

Dividends— The holders of the outstanding shares of Preferred Stock are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at the annual rate of 8% per share of Preferred Stock. Dividends on Preferred Stock are payable in preference to any dividends on common stock or Class B common stock. In any year, after payment of dividends on Preferred Stock, any additional dividends declared by the Board of Directors will be paid among the holders of Preferred Stock, common stock, and Class B common stock pro rata on an if-converted basis. No dividends have been declared or paid during the nine months ended September 30, 2022 and 2021.

Liquidation— Upon liquidation, dissolution, or winding up of the Company, including a change of control of the Company, holders of Preferred Stock will be entitled to receive, on a pro rata basis, prior and in preference to any distribution to holders of any series of common stock, an amount equal to $9.17 per share of Series E-1, $8.66 per share of Series D-1, $8.66 per share of Series C-1, $5.40 per share of Series B-1 and $1.52 per share of Series A-1, plus any declared but unpaid dividends on such shares. If the assets and funds thus available for distribution among holders of Preferred Stock are insufficient to provide such holders their full aforesaid preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution will be distributed ratably among all holders of Preferred Stock.

After the distribution to the holders of Preferred Stock, any remaining assets of the Company legally available for distribution will be distributed pro rata, on an if-converted basis, to all holders of common stock and Class B common stock.

Conversion— Each share of Preferred Stock is convertible at the option of the holder into that number of common shares that is equal to the original issuance price of the Preferred Stock divided by the conversion price, as defined in the Company’s Certificate of Incorporation, subject to adjustment for events of dilution. Holders of Preferred Stock may elect to convert their shares into common stock at any time.

Each share of Preferred Stock will automatically convert into shares of common stock at the then effective conversion rate for each such share (i) immediately prior to the closing of a qualified public offering of the Company’s common stock in which gross proceeds exceed $15.0 million or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the then outstanding Preferred Stock.

Voting— Each share of Preferred Stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

Protective Provisions— As long as 250,000 shares of Preferred Stock remain outstanding, the majority vote of the holders of the then outstanding shares of Preferred Stock is necessary for consummation of certain transactions, including but not limited to: increasing or decreasing the authorized capital stock; creating any senior or pari passu security, privileges, preferences or voting rights senior to or on parity with those granted to the Preferred Stock; altering or changing the preferred series rights; redeeming or repurchasing the Company’s equity securities; and entering into any transaction deemed to be a liquidation or dissolution of the Company.

Redemption— At any time after 7 years from the issuance of respective series of Preferred Shares, the holders of a majority of the outstanding voting Preferred Stock Series may vote to require the Company to redeem all outstanding shares of Preferred Stock Series in three equal annual installments by paying in cash an amount per share equal to the original issuance price of the Preferred Stock Series, plus any accrued but unpaid dividends. If the Company does not have sufficient funds legally available to redeem all shares of Preferred Stock, then the Company will redeem the maximum possible number of shares ratably among the holders of such shares and will redeem the remaining shares as soon as sufficient funds are legally available. After 7 years from the issuance of respective series of Preferred Shares, the Preferred shares are then currently redeemable at the option of the holder and have been classified in the mezzanine section of the Unaudited Condensed Consolidated Balance Sheets.

Preferred Shares are also contingently redeemable upon liquidation and certain deemed liquidation events such as acquisition, merger, consolidation or the sale, lease transfer, exclusive license or other disposition by the Company of all or substantially all of the assets of the Company. These events are outside the control of the Company and therefore the Preferred Stock have been classified in the mezzanine section of the Unaudited Condensed Consolidated Balance Sheets.

The Company records its redeemable convertible preferred stock at the amount of cash proceeds received on the date of issuance, net of issuance costs. Since the preferred stock is probable of becoming redeemable at the option of the holder at a future date, accretion of the preferred stock will be recognized over the period of time from the date of issuance to the earliest redemption date. The accretion is recorded as additional paid-in capital. Accretion of preferred stock was $0.01 million and $0.02 million for the nine months ended September 30, 2022 and 2021, respectively.

9.	COMMON STOCK

As of September 30, 2022 and December 31, 2021, the Company is authorized to issue two classes of common stock, designated as common stock and Class B common stock. The two classes of common stock have similar rights, except holders of common stock are entitled to one vote per share while holders of Class B common stock have no voting rights. Each share of Class B common stock will automatically convert into one share of common stock immediately prior to a qualified initial public offering of the Company’s common stock or upon the consummation of a liquidation event (as defined in the Certificate of Incorporation). As of September 30, 2022 and December 31, 2021, the Company is authorized to issue

27,000,000 shares of common stock with a par value of $0.001 per share and 815 shares are designated as Class B common stock.

In April 2021, 25,000 warrants to purchase common stock were exercised. In March 2021, 12,674 warrants to purchase common stock expired unexercised.

During the nine months ended September 30, 2022, 1,311,651 warrants to purchase common stock were exercised and 505,672 warrants to purchase common stock expired unexercised. As of September 30, 2022 and December 31, 2021, 1,156,624 units and 2,973,947 units, respectively, of common stock warrants are outstanding.

10.	RELATED PARTY TRANSACTIONS

The Company defines related parties as directors, executive officers, nominees for director, stockholders that have significant influence over the Company, or are a greater than 5% beneficial owner of the Company’s capital and their affiliates or immediate family members. As of September 30, 2022 and December 31, 2021 and during the nine months ended September 30, 2022 and September 30, 2021 there were no significant transactions with related parties other than the following:

As discussed in Note 6, in May 2022, the Company issued a $6.5 million secured promissory note to a trust affiliated with Thurman J. (T.J.) Rodgers, a director of Solaria amounting in exchange for cash. The secured promissory note with the original principal value of $6.5 million and paid-in-kind interest of $0.2 million was terminated in October 2022, in exchange for the issuance of a new convertible note by Complete Solar.

As discussed in Note 6, in December 2018, the Company issued the 2018 Notes totaling approximately $3.4 million in exchange for cash. Three of the notes with aggregate principal of $0.2 million were issued to related parties including two officers and a trust affiliated with a Board member. The aggregate liability, inclusive of interest and principal accretion totaled $0.5 million and $0.4 million as of September 30, 2022 and December 31, 2021, respectively. These amounts are included in the Unaudited Condensed Consolidated Balance Sheets as Notes Payable, Net.

11.	INCOME TAXES

The Company did not record income tax expense during the nine months ended September 30, 2022 and 2021, respectively due to losses incurred and a full valuation allowance recorded against net deferred tax assets. The Company’s tax loss carryforwards differ from financial statement losses primarily due to stock-based compensation which is not deductible for income tax purposes.

The Company’s deferred tax assets principally result from net operating loss carryforwards. Utilization of the Company’s net operating loss carryforwards is dependent upon future levels of taxable income and may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization.

During the nine months ended September 30, 2022, there were no significant changes to the total amount of unrecognized tax benefits. As of December 31, 2021, the Company had unrecognized tax benefits of $1.3 million for federal and $1.3 million for state related to R&D credits generated as of December 31, 2021.

12.	STOCK-BASED COMPENSATION

The Company has two stock option plans: the 2006 Stock Option Plan and the 2016 Stock Option Plan (collectively, the Plans). Options granted under the Plans may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. Options under the Plans may be granted with contractual terms of up to ten years (five years if granted to holders of more than 10% of the Company’s vesting stock). All options issued through September 30, 2022 have a ten-year contractual term. The exercise price of an ISO and NSO will not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board of Directors.

The exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. Options generally vest over four to five years at a rate of 20% to 25% upon the first anniversary of the commencement date and monthly thereafter.

As of September 30, 2022 and December 31, 2021, there were 926,435 and 335,538 shares of common stock available to be granted under the Plan.

The Company estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below. The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options vesting term, and contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior. The expected stock price volatility for the Company’s stock was determined by examining the historical volatilities of its industry peers as the Company did not have any trading history of its common stock. The risk-free interest rate was calculated using the average of the published interest rates for U.S. Treasury issues with maturities that approximate the expected term. The dividend yield assumption is zero as the Company has no history of, nor plans of, dividend payments. The estimated forfeiture rates are based on the Company’s historical forfeiture activity of unvested stock options.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated fair value of the options granted to employees for the nine months ended September 30, 2022 and 2021 are as follows:

	Nine Months Ended September 30,
	2022	2021
Grant date fair value	$1.03	$1.34
Expected term (in years)	6.21	6.13
Expected volatility	60%	60%
Risk- free interest rate	1.98%	1.01%
Expected dividend yield	0%	0%

A summary of the Company’s stock option and restricted stock unit activity and related information for the nine months ended September 30, 2022 is as follows:

	Options outstanding				Restricted stock units
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic values ($‘000s)	Number of plan shares outstanding	Weighted average grant date fair value per share
Balances, December 31, 2021	6,884,913	$2.62	8.01	$288	120,000	$3.91
Options granted	756,060	1.78
Options exercised	—	—
Options forfeited	(702,426)	3.39			(120,000)

Balances, September 30, 2022	6,938,547	2.18	7.94	9,441	—

Options vested and exercisable -
September 30, 2022	3,770,809	2.43	7.27	4,332

Stock- based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statements of operations for stock- based compensation arrangements and no stock- based compensation costs are capitalized as part of inventory or property and equipment as of September 30, 2022 and December 31, 2021.

Stock- based compensation expense is as follows for the nine months ended September 30, 2022 and 2021 in thousands):

	Nine Months Ended September 30,
	2022	2021
Cost of revenues	$37	$93
Research and development	339	347
Sales and marketing	466	477
General and administrative	1,169	1,030

Total stock- based compensation	$2,011	$1,947

Repricing of Options

Effective March 23, 2022, the Company’s board of directors approved an offer, to certain eligible employees, to exchange existing stock options, with an exercise price above $1.36, for new replacement stock options. The exercise price of the replacement stock options is $1.36 per share, which was the estimated fair market value on the exchange date, as determined with assistance from third- party valuation specialists. Eligible employees elected to exchange an aggregate of 991,195 outstanding stock options, with exercise prices ranging from $1.64 to $3.91 per share, for new replacement stock options. The replacement stock options have a grant date of March 23, 2022 and a contractual term of 10 years.

The exchange offer applied to both vested and unvested shares. Previously vested shares were exchanged for vested replacement stock options. Unvested shares were exchanged for shares which vest in accordance with the board-approved grant approval schedule with the service period ranging from 1.0 to 4.3 years.

The March 23, 2022 share exchange was accounted for as a modification and resulted in incremental stock-based compensation expense of $0.4 million of which $0.2 million related to vested options which was recognized immediately and $0.2 million related to unvested options which is being amortized on a straight-line basis over the 3.0 year weighted-average vesting period for those options.

13.	COMMITMENTS AND CONTINGENCIES

In June 2022, the Company filed a notice of arbitration with the Singapore International Arbitration Centre (“SIAC”) seeking approximately $47.0 million in damages against Solar Park Korea Co., LTD (“Solar Park”), a contract manufacturer of solar panels. The arbitration relates to write- downs recorded by the Company in December 2021 and other costs related to the loss of Solar Park’s production and transition to a new provider. Solar Park filed a response with SIAC in June 2022 asserting damages of approximately $30.0 million against the Company. The arbitration is expected to occur during the first half of 2024. On March 16, 2023, Solar Park filed a lawsuit against the Company and Complete Solaria claiming misappropriation of trade secrets, defamation, and tortious interference with contractual relations, among other things, in the United States District Court for the Northern District of California.

The Company believes that Solar Park’s allegations in the arbitration and the litigation lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time, and the Company does not believe a reasonably possible loss would be material to, nor does it expect that the ultimate resolution of these cases will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

As of September 30, 2022, the Company was contesting a $1.8 million liability to a vendor for the purchase of factory equipment which was intended to be used in Solar Park. The liability was included in the September 30, 2022 Unaudited Condensed Consolidated Balance Sheet as Accounts Payable of $0.4 million and Accrued Expenses and Other Current Liabilities of $1.4 million. The liability was included in the December 31, 2021 Unaudited Condensed Consolidated Balance Sheet as Accrued Expenses and Other Current Liabilities of $1.7 million and Other Liabilities, noncurrent of $0.1 million. On January 2023, the Company reached a settlement agreement with the vendor which reduced the liability from $1.8 million to $0.9 million.

In July 2020, the Company became aware that it might be subject to Antidumping and Countervailing Duties (“ADCVD”) on certain components manufactured in China and used in the solar panel production process in Korea. The Company applied for a definitive ruling from the U.S. Department of Commerce (“DoC”) while in parallel shifting its component supply from China. The DoC issued its ruling in April 2021. Because of the specificity of the DoC ruling in the Solaria case and prior case law under similar circumstances, the Company concluded that such ADCVD was not probable to be incurred for purchases in periods prior to the DoC ruling and immediately started paying appropriate ADCVD deposits on all entries after April 2021. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

The Company is involved in other lawsuits and claims which arise in the normal course of business. These claims individually and in the aggregate are not expected to result in a material effect on the Company’s financial condition, results of operations or cash flows.

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of September 30, 2022. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 4, the cash collateral in these restricted cash accounts was $3.7 million and $4.8 million as of September 30, 2022 and December 31, 2021, respectively.

14.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan to provide defined contribution retirement benefits for all employees. Participants may contribute a portion of their compensation to the plan, subject to limitations under the Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan since inception.

15.	GEOGRAPHIC INFORMATION

The following table summarizes revenue by geographic area for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
	2022		2021
	Amount	Percent	Amount	Percent
Total revenue, net
United States	$26,566	86.2%	$46,159	96.2%
Europe	4,260	13.8%	1,674	3.5%
Australia	—	0.0%	128	0.3%

Total	$30,826	100.0%	$47,961	100.0%

16.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2023, the date of issuance of these financial statements and has determined that there are no subsequent events outside the ordinary scope of business that require adjustment to, or disclosure in, the financial statements other than those described below.

In October 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Complete Solar and formed Complete Solaria. As a result, the Company became a wholly-owned indirect subsidiary of Complete Solaria effective on the date of consummation of merger in November 2022.

In October 2022, the Company entered into an amendment to the Original Agreement (“Sixth Amendment”) related to SCI which resulted in removal of quarterly revenue and contribution margin requirements.

In October 2022, in conjunction with the Merger Agreement with Complete Solar discussed above, the secured promissory note, issued in May 2022, to a trust affiliated with Thurman J. (T.J.) Rodgers, was terminated in exchange for issuance of a convertible note by Complete Solar.

In November 2022 Complete Solaria entered into a definitive business combination agreement with Freedom Acquisition I Corp. (NYSE: FACT) (“Freedom”), a Special Purpose Acquisition Company (“SPAC”). Upon closing of the business combination, which is expected in the first half of 2023, the combined Company is expected to be listed on the New York Stock Exchange under the new ticker “CSLR”.

In November 2022, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the terms of the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 120% of the principal and accrued interest due. Additionally, in connection with the amendment and cancellation of 196,462 shares of Series E-1 warrants of Solaria, Complete Solaria issued warrants to purchase 304,234 shares of Series D-7 preferred stock at $3.84 per share.